As filed with the Securities and Exchange Commission on July 2, 2003

Registration No. 333-102272

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-effective Amendment No. 2

to

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEGA GROUP, INC.

(Name of small business issuer in its charter)

New York	6199	14-1653446
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1730 Rhode Island Avenue, N.W., Suite 415

Washington, D.C. 20036

(202) 296-9594

(Address and telephone number of principal executive offices and principal place of business)

John H. Brown

Chairman and Chief Executive Officer

Mega Group, Inc.

1730 Rhode Island Avenue, N.W., Suite 415

Washington, D.C. 20036

(202) 296-9594

(Name, address, and telephone number of agent for service)

Copies to:

Edsel J. Guydon, Esq.

Wesley L. Clarke, Esq.

Guydon Clarke & Associates, L.L.P.

1717 K Street, N.W., Suite 600

Washington, DC 20036

(202) 216-9797

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Units	$9,000,000	$828.00

Common Stock Comprising Units	1,500,000	(2)

Common Stock Purchase Warrants Comprising Units	1,500,000	(2)

Common Stock Underlying Warrants Comprising Units	$13,500,000	$1,242.00

(1)	Calculated under Rule 457(o) based on an annual adjustment of $92.00 per $1,000,000 maximum aggregate offering price.
(2)	Included in the offering price for the Units. No separate registration fee is payable.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED JULY 2, 2003

PROSPECTUS

1,500,000 Units

MEGA GROUP, INC.

Each Unit Consisting of One Share of Common Stock

and One Redeemable Common Stock Purchase Warrant

$             per Unit

We are offering 1,500,000 of our units in a best-efforts, no minimum public offering. Each unit consists of one share of our common stock and one redeemable warrant to purchase an additional share of our common stock. The warrants are exercisable, from the date on which they begin to trade separately to five years after the date of this prospectus, at a price equal to 150% of the per unit public offering price. We estimate that the per unit public offering price will be between $6.00 and $9.00.

Our securities are not listed on any national securities exchange or the Nasdaq Stock Market. We expect that our units, common stock, and warrants will be approved for listing on the Nasdaq Small Cap System, within approximately six months following the completion of this offering, under the symbols “MGIN-U”, “MGIN”, and “MGIN-W”, respectively. Our common stock is quoted on the over-the-counter market, by Pink Sheets L.L.C., under the symbol “MGIN.” On June 30, 2003, the last reported sale price for our common stock was $1.00 per share.

The Units, common stock, and redeemable common stock purchase warrants are speculative securities and involve a high degree of risk. For the three months ended March 31, 2003 and for the fiscal years ended December 31, 2002 and December 31, 2001, we generated nominal or no revenues. For the three months ended March 31, 2003, we had net losses of $(238,935). For the fiscal years ended December 31, 2002 and December 31, 2001, we had net losses of $(684,439) and $(554,637), respectively. During these periods, the Company had deficiencies in stockholders’ equity and working capital and is in default on certain of its obligations. Consequently, our independent auditor’s have expressed concern that these conditions raise substantial doubt about the Company’s ability to continue as a going concern and that we may fail in the next twelve month period. An investment hereunder should be undertaken only after careful evaluation of the risk factors and the other information set forth in the Prospectus. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This is a best-efforts, no minimum offering. We are not required to sell any minimum offering of Units. Neither we nor any other person is required to sell any specific number or dollar amount of securities in this offering, but will use our best efforts to sell all of the 1,500,000 Units offered. Funds received from subscribers will be used immediately by the Company. See “Use of Proceeds.”

	Per Unit		Total
Public Offering Price	$		$
Underwriting Discounts and Commissions		-0-		-0-
Proceeds (before expenses)	$		$

The Company expects to deliver the units to purchasers on or about             , 2003.

, 2003

We have not authorized anyone to provide you with information different from that which is provided in this prospectus. This document may only be used where it is legal to sell these securities. We are not making an offer of these securities in any state where the offer is not permitted.

Until                     , 2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

1,500,000 Units

MEGA GROUP, INC.

Each Unit Consisting of One Share of Common Stock

and One Redeemable Common Stock Purchase Warrant

$             per Unit

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information and our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. Unless otherwise noted, references in this prospectus to “Mega Group”, “we”, “us” and “our” refer to Mega Group, Inc. and its subsidiary. You should read the entire prospectus, including the financial statements and related notes, before making a decision to purchase our securities.

Our Company

We are Mega Group, Inc., a New York corporation incorporated on December 28, 1983. Our business plan is to offer diversified financial services to and to make investments in companies that meet our criteria such as ethnic communities and faith-based entities in the United States. Our business plan shall be implemented in two phases. Phase one of our business plan contemplates using the proceeds of this offering: (1) to invest in companies with substantial growth potential that will provide us with a revenue stream through equity participation and revenue sharing agreements with the companies in which we invest; (2) to initiate our investments in, proprietary product offerings to and consulting services for ethnic communities and faith-based entities; and (3) to provide seed money to form and register our business development company (“BDC”) under the Investment Company Act of 1940, as amended.

Phase two of our business plan contemplates operating and managing our proposed BDC affiliate in compliance with the Investment Company Act of 1940. Our BDC’s primary focus will be investing in or lending to small to medium size entities and making managerial assistance available to them. Our BDC may use capital provided from public offerings of securities and from other sources to make long-term investments in private growing businesses. BDCs can provide its shareholders with the potential liquidity of a publicly traded company, while sharing in the possible benefits, if any, of investing in privately-held companies. If successfully formed and registered, our BDC affiliate may be entitled to issue equity and debt securities, subject to the laws, rules and regulations of the Investment Company Act of 1940.

Our operations will initially include:

Phase One

Business and Community Development Lending

We propose to operate as a specialized financial institution, known as a Community and Individual Investment Corporation (“CIIC”), under an initiative of the U.S. Department of Housing and Urban Development (“HUD”). CIICs are for-profit, resident-owned, non-bank “banks” that, in the words of HUD, “serve an important function by making business and housing loans in low- and moderate-income communities”. CIICs may use HUD funds to provide community development and business loans, business start-up or expansion loans, and rental housing rehabilitation loans.

We propose to acquire, or become licensed to operate as, a Small Business Investment Company (“SBIC”) or a New Markets Venture Capital Company (“NMVCC”), under initiatives of the U.S. Small Business Administration (“SBA”). SBICs and NMVCCs provide SBA-guaranteed debt financing or equity capital to small-business concerns and developmental venture capital financing to concerns in low-income areas.

We propose to support community-based financing, through other financial institutions, by making direct investments, providing loan guarantees and other credit enhancements, and purchasing loans. We intend to provide technical assistance to lenders and borrowers and to assist banks in complying with the requirements of the Community Reinvestment Act.

Business Strategic Planning and Financial Consulting Services

We propose to provide fee-based financial consulting services to local governments and businesses throughout the United States.

Phase Two

Investment Referral Services

Through our proposed BDC affiliate, the Emerging Growth Opportunity Fund, we expect to package, service, and advise closed-end investment companies and other savings and investment programs that will permit community- and faith-based equity participation in these efforts.

Our principal executive offices are at 1730 Rhode Island Avenue, N.W., Suite 415, Washington, D.C. 20036, and our telephone number is (202) 296-9594.

The Offering

Securities Offered	1,500,000 units, each unit consisting of one share of our common stock and one redeemable common stock purchase warrant. This is a no minimum offering which will be sold by us through our officers and directors, without the participation of an underwriter.

Warrants	The warrants are exercisable, from the date on which they begin to trade separately to five years after the date of this prospectus, to purchase one additional share of our common stock at a purchase price of $9.00 per share (representing 150% of the per unit public offering price), subject to adjustment. Until the warrants are exercised or expire, we may redeem them, in whole or part, at a redemption price of $.25 per warrant, on 30 days’ written notice to the registered holders, if, on any ten consecutive trading days, the last reported sale price of our common stock on the Nasdaq Stock Market is at least $12.00 (representing 200% of the per unit public offering price), subject to adjustment.

Trading	We anticipate that, within approximately six months following the completion of this offering, our units, common stock and warrants will be quoted and traded on the Nasdaq Small Cap System. The common stock and warrants will not trade as separate securities until 30 days after the date of this prospectus. Then they will automatically trade separately and the units will no longer trade as a separate security.

Common Stock To Be Outstanding after the Offering	Before the exercise of any warrants included in the units: 10,859,303 shares; and, assuming the exercise of all of the warrants included in the units: 12,359,303 shares.

Use of Proceeds	Debt repayment, deferred salaries, product and service development, acquisitions and strategic alliances and general corporate purposes.

Proposed Nasdaq Small Cap System Symbols	“MGIN-U” (units), “MGIN” (common stock), and “MGIN-W” (warrants)

About This Prospectus

Unless we indicate otherwise, the information in this prospectus assumes that the warrants included in the units sold in this offering have not been exercised.

Selected Financial Information

The table below sets forth selected information from our financial statements as of December 31, 2002 and 2001, and for the years then ended, and as of March 31, 2003, and for the three month period then ended. Please read this table together with our audited and unaudited financial statements and related notes, and our “Management’s Discussion and Analysis,” included elsewhere in this prospectus.

	For the Years Ended December 31,		Unaudited For the Three Months Ended March 31, 2003
	2001	2002
Consolidated Statements of Operations Data:
Total revenues	$0	$30,000	$0
Total operating expenses	402,899	586,594	199,072
Net loss	(554,637	(684,439)	(238,935
Basic net loss per common share	$(.07)	$(.08)	$(.03)
Shares used in per share computations	8,056,912	8,589,327	9,359,303

Consolidated Balance Sheet Data:
Cash	$17,100	$4,031	$2,594
Current assets	63,788	56,627	64,024
Total assets	74,354	65,180	72,388
Working capital (deficit)	(1,793,652)	(2,419,990)	(2,660,649)
Total deficiency in stockholders’ equity	(1,832,259)	(2,415,117)	(2,652,285)

RISK FACTORS

This offering and an investment in our common stock and warrants involve a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus, including our financial statements and the related notes, before purchasing units. If any of the following risks actually occurs, our business, operating results, prospects or financial condition could be seriously harmed. The trading price of our common stock could decline, and you could lose all or part of your investment. Please consider each of the risks and uncertainties described below, and all of the other information in this prospectus, before investing in our securities. Investors should understand that there is a possibility that they could lose their entire investment in us.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

We Have Discontinued Our Prior Business, and Our New Business Is Undeveloped.

In our fiscal year ended December 31, 2000, we discontinued our prior business as a holding company for independent insurance agencies licensed and located in the State of New York. Our insurance agency business was consistently unprofitable, difficult to manage, and complicated by litigation. Our new business plan is to provide diversified financial services to ethnic communities and faith-based entities in the United States. Accordingly, we are subject to all of the risks and uncertainties of any new business, including limited capital, the lack of an operating history, unproven management, barriers to market entry, and long lead times to develop products, services, and business relationships.

Our Independent Accountants Have Questioned Our Ability To Continue as a Going Concern.

In their report dated February 12, 2003, on our financial statements as of December 31, 2002 and 2001, and for the years then ended, our independent accountants noted that we had deficiencies in our stockholders’ equity and working capital and were in default on certain of our obligations. Those conditions, they reported, raise substantial doubts about our ability to continue as a going concern.

Since January 1, 2000, We Have Had Net Losses on Limited or No Revenues, and We May Not Generate Profits in the Future.

Since our inception, we have experienced operating losses, negative cash flows from operations, and net losses. As of March 31, 2003, we had an accumulated deficit of approximately $(6,357,000). For the three months ended March 31, 2003, we had net losses of $(238,935). In our fiscal years ended December 31, 2002 and 2001, we had net losses of approximately $(684,000) and $(555,000), respectively, and we had limited revenues of $30,000 from financial consulting services in our most recent fiscal year. During this period, our company continues to reorganize. We may not generate operating profits in the future.

We May Not Generate Enough Cash Flow To Service Our Debt and Fund Our Operations.

As of March 31, 2003, we had approximately $2,725,000 of liabilities consisting primarily of notes payable to affiliates and nonaffiliates, judgment debts, and other accrued expenses. We may not be able to generate enough cash flow from operations to service our debt and fund our operations. In that event, we may have to seek to refinance our obligations, defer expenditures, divert cash intended for other uses, or sell assets to generate cash. Any of those efforts may not be successful or, if successful, could weaken our business. Although interest rates and the amount outstanding under our credit facility may vary, based on current interest rates and assuming that our debt levels do not change from the date of completion of this offering, servicing all of our outstanding debt at March 31, 2003, will require first-year payments of approximately $294,576. Our ability to generate cash flow from operations may depend on general economic, competitive and legislative conditions, and other factors beyond our control.

Our Debt May Negatively Impact Our Business.

Our debt may negatively impact our business by:

(1)	significantly increasing our interest expense and related debt service costs;

(2)	limiting our ability to obtain additional financing;

(3)	increasing our vulnerability to economic downturns and changing market and industry conditions;

(4)	limiting our ability to compete with companies that are not as highly leveraged and that may be better positioned to withstand economic downturns; and

(5)	restricting our ability to pay dividends or make distributions to our stockholders.

The Market For Diversified Financial Services To Ethnic Communities and Faith-Based Entities May Not Grow As Large or As Quickly As We Anticipate.

The market for diversified financial services to ethnic communities and faith-based entities may not grow as large or as quickly as we anticipate. We have a limited operating history upon which to base an evaluation of our prospects. Given our relatively new business plan and strategy, we are subject to the risks, expenses and uncertainties that face any company during its early development. We are confident that we will be able to address and overcome these risks through our management’s experience, our attention to changes in the market to which we seek to deliver our services, and our technological expertise. However, there can be no definite assurance that we will be able to adequately address these risks, and our failure to do so may adversely affect the value of your investment in our common stock.

We May Not Be Able To Identify Quality Investment Opportunities and Strategic Partners, Provide Adequate Ongoing Management Assistance, or Monitor Our Investments Effectively.

Directly or through one or more subsidiaries or strategic partnerships, we intend to make business and housing loans in low- and moderate-income communities, to provide debt financing or equity capital to small-business concerns and developmental venture capital financing to concerns in low-income areas, to support community-based financing, to package, service, and advise savings and investment programs that will permit community- and faith-based equity participation in these efforts, and to provide fee-based financial consulting services to local governments. We may be unable to consistently identify quality investment opportunities and strategic partners. If we do, we may be unable to negotiate suitable agreements or to maintain uniform investment standards, controls, procedures, and policies. After investing, we may be unable to adequately monitor our investments or to provide the kind of ongoing management assistance that will allow us to protect and realize upon our investments. Similarly, investments may subject us to liabilities and risks that are not known or identifiable at the time of investment or may cause disruptions in our operations and divert management’s attention from day-to-day operations, which could impair our relationships with our current employees, customers, and strategic partners. We may have to incur debt or issue equity securities to finance our investments, and the issuance of equity securities could be substantially dilutive to our stockholders. In addition, our profitability may suffer because of associated costs of investment including, but not limited to, marketing, investment management and professional fees. We do not currently have agreements or understandings to invest in or partner with any other company.

Our Profitability Depends on Governmental Programs That Could Change.

Our business plan contemplates us registering or qualifying under various programs sponsored by the Federal government for assistance including, but not limited to, the following: Community and Individual Investment Corporation (“CIIC”) initiative of the U.S. Department of Housing and Urban Development; Small Business Investment Company (“SBIC”) program of the U.S. Small Business Administration (“SBA”); New Markets Venture Capital Company (“NMVCC”) program of the SBA; and, other initiatives of the SBA.

The revocation or amendment of any one or more of those programs, initiatives, laws or regulations could adversely affect the future use of business in a material way. We cannot assure you that any of those programs, initiatives, laws or regulations will continue. The elimination or reduction of federal tax incentives to the small and disadvantaged business industry would have a material adverse impact on our business by making it more costly or difficult for us to market our services and products. If the federal tax incentives associated with certain investments made in small and disadvantaged businesses are eliminated or sharply curtailed, we believe that a decreased demand for our loan and investment funds will result.

An Unfavorable Outcome in Litigation in Which We Are Involved Could Adversely Affect Our Financial Condition.

We are a party to several pending legal actions. As a result, we face the risk for claims made against us for losses or damages, perceived or real that could have a negative impact on our business. Generally, we face claims for breach of contract relating to transactions involving our discontinued insurance business.

We are a respondent in a civil action, for confirmation of an arbitration award captioned Herman Adler v. Mega Group, Inc., et al., which commenced on November 15, 1999, in the Supreme Court for the County of Albany, New York. The petitioner, now deceased, was the former owner of an insurance agency which we purchased in 1985. He claimed that the Company failed to honor the payment terms of the agency purchase agreement. On December 15, 1999, an arbitrator rendered, and on March 7, 2000 the arbitrator modified, an award in favor of the petitioner and against the Company in the amount of $157,381. On January 8, 2001, the Supreme Court confirmed the arbitration award and entered judgment against the Company for $168,808 including costs and interest. Judgment was also entered as against various individuals who had guaranteed the Company’s obligation to petitioner. The judgment creditor restrained the Company from making any sale, assignment, transfer, or interference with any property in which the Company has an interest until the judgment is satisfied or vacated. The awarded amount is included in the current portion of long-term debt and related costs and interest are included in accounts payable and accrued expenses on the accompanying March 31, 2003 Balance Sheet.

We are the defendant in a civil action for money damages, for breach of a computer financing agreement, captioned First State Bank v. Mega Group, Inc., in the Supreme Court for the County of Saratoga, New York. On December 14, 2000, the Supreme Court entered judgment against the Company in the amount of $48,000. The judgment creditor restrained the Company from making any sale, assignment, transfer, or interference with any property in which the Company has an interest until the judgment is satisfied or vacated. The judgment amount is included in the current portion of long-term debt on the accompanying March 31, 2003 Balance Sheet.

We are a defendant in a civil action for money damages captioned Verizon Yellow Pages v. Mega Group, Inc., which commenced on January 31, 2003, and is pending in the Supreme Court for the County of Albany, New York. The plaintiff seeks to recover $20,000 for past due advertisement charges, attorneys fees, costs and interest. We vigorously dispute the charges, and a motion for summary judgment has been asserted by the plaintiff.

We commenced an action on March 13, 2003, against our former counsel, attorney Stephen Pechenik, and his law firm, Pechenik & Curro, PC, which is pending in the Supreme Court for the County of Saratoga, New York. In our complaint, we allege professional malpractice in relation to the entry of judgment in a matter captioned Halton v. Mega which was litigated in the Supreme Court for the County of Saratoga, New York, and for certain material misrepresentations which were made by our former counsel at the time of the sale of certain of our assets to Mega Personal Lines. The defendants’ answer was served in May 2003. Discovery has commenced.

We are one of several defendants in a civil action for money damages captioned Mega Personal Lines, Inc. v. Mega Group, Inc., et al., which was commenced on March 27, 2003. In this action commenced by Mega

Personal Lines (“MPL”), as against Mega Group, Inc., Stephen Pechenik and Pechenik & Curro, PC, MPL seeks to recover based upon material misrepresentations which were made at the time of the sale of certain Mega Group assets to MPL. The same allegations of negligent misrepresentation have been made against both Mega Group and its former counsel. We anticipate filing an answer which (1) denies any wrongdoing, (2) asserts a counterclaim for unjust enrichment and (3) cross-claims against co-defendants Steve Pechenik and Pechenik & Curro, PC for indemnification.

These claims could result in substantial costs and a diversion of our management’s attention and resources, regardless of whether we are successful. Currently, we do not have any insurance coverage. As a result of these legal claims, whether or not successful, they could seriously damage our reputation. Moreover, if these legal claims are successful, they will have a negative impact on our business, financial condition and operating results, as well as our ability to continue with our operations.

A Future Acquisition Could Result in Large and Immediate Write-offs, the Incurrence of Debt and Contingent Liabilities or Amortization Expenses Related to Certain Intangible Assets, any of Which Could Materially and Adversely Affect our Financial Condition.

Acquisitions and mergers entail numerous risks and uncertainties, including difficulties in the assimilation of operations, personnel, technologies, products and information systems of the partner companies, the diversion of management’s attention from existing business concerns, the risks of entering geographic and business markets in which we have no or limited prior experience and the potential loss of key employees of acquired organizations. No assurance can be given as to our ability to successfully integrate into any businesses, products, technologies or personnel that might be acquired in the future, and our failure to do so could have a material adverse effect on our business, results of operations and financial condition.

We May Have Difficulty Replacing Our Executive Officers and Key Employees.

We believe that our success will depend in part on our continued employment of our executive officers and key employees. If any of these persons is unable or unwilling to continue in his or her present position, and if we are unable to attract and retain other comparable personnel, our business and operations could be disrupted. We have entered into an employment contract with only one of our executive officers, and we do not currently maintain key person insurance for any of our executive officers or key employees. We intend, however, to obtain key person insurance for our executive officers and other key employees.

RISK FACTORS RELATING TO OUR SECURITIES AND THIS OFFERING

The Offering Price for Our Units May Not Be Indicative of the Market Price for Our Units, Common Stock, and Warrants After This Offering, and The Market Prices May Be Volatile.

On March 31, 2003, there were only 223 registered holders and approximately 600 beneficial holders of our common stock. Prior to this offering, there has been only a small and inactive market for our common stock, without any regular market makers, and no market at all for our units and warrants. An active market for our units, common stock, and warrants may not develop or be sustained after this offering. The public offering price of our units, the securities comprising them, and the exercise price of the warrants have been determined arbitrarily by us and may not be indicative of the market price of the units, common stock, and warrants after this offering. Among the factors that could affect our stock price are:

(1)	actual or anticipated variations in our quarterly operating results;

(2)	new sales formats or new products or services offered by us and our competitors;

(3)	changes in financial estimates prepared by securities analysts;

(4)	conditions or trends in the financial industry in general and the ethnic-minority and faith-based sectors in particular;

(5)	announcements by us or our competitors of significant acquisitions, strategic partnerships, or joint ventures;

(6)	our capital commitments;

(7)	additions or departures of our executives and key employees; and

(8)	sales of our common stock.

Many of these factors are beyond our control. These factors may decrease the market price of our common stock, regardless of our operating performance. In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management’s attention and resources and may, therefore, have a material adverse effect on our business, financial condition and results of operations.

We Have Not Filed A Listing Application And Have No Market Maker Agreements With Any Underwriters or Broker Dealers, And We May Be Unable To Attract Market Makers.

If this Registration Statement is approved by the Securities and Exchange Commission, we expect that our units, common stock, and warrants will be approved for listing on the Nasdaq Small Cap System, within approximately six months following the completion of this offering. In order to be included and maintain a listing on the Nasdaq SmallCap Market, a company must meet the following requirements:

Requirements	Initial Listing	Continued Listing
Net tangible assets(1)	$4 million	$2 million
	or	or
Market capitalization	$50 million	$35 million
	or	or
Net income (in latest fiscal year or 2 of last 3 fiscal years)	$750,000	$500,000
Public float (shares)(2)	1 million	500,000
Market value of public float	$5 million	$1 million
Minimum bid price	$4	$1
Market makers	3	2
Shareholders (round lot holders)(3)	300	300
Operating history(4)	1 year	N/A
	or	or
Market capitalization	$50 million
Corporate governance	Yes	Yes

(1)	For initial or continued listing, a company must satisfy one of the following to be in compliance: the net tangible assets requirement (the term ‘net tangible assets’ means total assets, excluding goodwill, minus total liabilities), the market capitalization requirement or the net income requirement.
(2)	Public float is defined as shares that are not held directly or indirectly by any officer or director of the issuer and by any other person who is the beneficial owner of more than 10% of the total shares outstanding.
(3)	Round lot holders are considered holders of 100 shares or more.
(4)	If operating history is less than one year, initial listing requires market capitalization of at least $50 million.

There are no assurances that we will ever meet the minimum listing requirements of Nasdaq Small Cap Market, or that our common stock will be accepted for quotation on Nasdaq Small Cap Market even if we do meet the minimum requirements.

Currently, a limited public trading market exists for our common stock. The development of a public trading market depends upon not only the existence of willing buyers and sellers, but also on market makers. After the completion of this offering, we hope that a number of broker-dealers may become principal market makers for our units. Under these circumstances, the market bid and asked prices for the units may be significantly influenced by decisions of the market makers to buy or sell the shares for their own account, which may be critical for the establishment and maintenance of a liquid public market in the shares. Market makers are not required to maintain a continuous two-sided market and are free to withdraw firm quotations at any time. Additionally, in order to be listed on the OTC Electronic Bulletin Board, we need to have at least one registered and active market maker. Currently we have no market makers and no assurance can be given that any market making activities of any market makers will commence or be continued.

If You Purchase Shares In This Offering Either Through Purchase Of The Units Or Through The Exercise Of Any Warrants, You Will Experience Immediate And Substantial Dilution.

If you purchase shares in this offering either through purchase of the units or through the exercise of any warrants, you will experience immediate and substantial dilution in pro forma net tangible book value per share based on our book value as of March 31, 2003 of $2,652,285 or $(.24) per share of common stock. Net tangible book value per share represents the amount of our total assets less our total liabilities, divided by the number of shares of our common stock outstanding immediately after the offering but before the exercise of any warrants, options or other securities that may be convertible into common stock. Based upon an estimated offering price of $6.00 per unit, assuming no exercising of the common stock purchase warrants, purchasers of units in this offering would realize an immediate, substantial dilution of approximately $5.42 per share of common stock or 90% of the estimated offering price per unit.

The Companies’ Strategy Will Likely Result In The Requirement To Register As An Investment Company Which Has Specific Implications.

The securities industry in the United States is subject to extensive regulation under both federal and state laws. Neither Mega Group, nor its subsidiary, SBICOA, is presently registered as an investment company. However, if Mega Group or SBICOA were registered with the SEC as an investment company, they may then also be subject to regulation by other self-regulatory organizations, including the National Association of Securities Dealers, Inc., and the Commodities Board of Options Exchange. Investment companies are also subject to regulation by state securities administrators in the states in which they conduct business.

Investment companies are subject to regulation covering virtually all aspects of their business. Additional legislation, changes in rules promulgated by the SEC and self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may then directly affect the mode of operation and profitability of the Company. The SEC, self-regulatory organizations and state securities commissions could conduct routine inspections of the Company’s businesses and may conduct administrative proceedings which could result in censure, fine, suspension or expulsion of an investment company, and/or their officers or employees in the event of violations of the laws and regulations they administer.

We Have Not Paid Any Dividends in the Past and Do Not Anticipate Paying Dividends in the Future.

We expect to use the proceeds from this offering and any future earnings to develop our business and for other working capital uses. We have not paid or declared any dividends on our common stock in the past and, based upon our present financial condition and contemplated financial requirements, do not anticipate paying any dividends for the foreseeable future.

Future Sales of Our Common Stock May Depress Our Stock Price.

As of the date of this prospectus, there were 9,359,303 shares of our common stock outstanding and 7,891,970 of these shares were sold in private transactions and are considered “restricted securities” under the securities laws. The shares sold in our initial public offering are freely tradable without restriction or further registration under the Securities Act of 1933. The restricted securities may only be transferred in compliance with Rule 144 under the Securities Act of 1933. The transfer of these restricted shares is further limited by lock-up agreements between the respective holders of such shares and us.

Sales of substantial amounts of our common stock in the public market, particularly sales by officers and directors, or conceivably only the perception that such sales may occur, could create the impression in the public of difficulties or problems with our business. This might adversely affect the market price of our common stock and could impair our ability to sell additional common stock or other equity securities on terms that we consider satisfactory. Further, the offer for sale of large blocks of our common stock could hinder the ability of stockholders to identify buyers willing to purchase their shares at prices considered by such stockholders to be satisfactory. For a more detailed discussion of potential future sales by our existing stockholders, see “Shares Eligible for Future Sale.”

Our Exercise of Our Right To Redeem the Redeemable Stock Purchase Warrants Will Prevent the Holders from Realizing Any Additional Benefit from a Possible Increase in the Price of Our Common Stock.

We may redeem the redeemable stock purchase warrants offered by this prospectus at a redemption price of $.25 per warrant, on not less than 30 days’ prior written notice, if the last sales price of our common stock has been at least 200% of the then-current exercise price of the redeemable stock purchase warrants for any 10 consecutive trading day period ending within not more than 15 trading days prior to the date on which the redemption notice is given. Notice of our election to redeem the redeemable stock purchase warrants would force holders, in order to avoid accepting the redemption price of $.25 per warrant, either to exercise the warrants by paying the exercise price or sell the warrants in the market. Holders would be forced to choose between these two actions at a time when they might otherwise wish to continue to hold the warrants.

A Current Prospectus and State Blue Sky Registration May Be Required To Permit the Redeemable Stock Purchase Warrants to be Exercised.

Holders of the redeemable stock purchase warrants will be able to exercise the warrants only if the shares of our common stock issuable upon the exercise of the warrants are registered for sale under the Securities Act of 1933 and if a current prospectus is available for delivery. In addition, the shares of common stock issuable upon the exercise of the warrants must, if required, be registered or otherwise qualified for sale under the securities laws of the state in which the holder of the warrants resides. A registration statement under the Securities Act of 1933 for the sales of the shares issuable upon the exercise of the warrants currently is effective. We have undertaken to maintain a current prospectus for delivery in connection with the exercise of the warrants, but there can be no assurance that we will be able to do so. For so long as our common stock is listed on the Nasdaq Small Cap System, state registration or qualification of the common stock for sale upon the exercise of the warrants is not required. However, should our common stock be delisted by the Nasdaq Small Cap System, then as a condition to the exercise of the warrants, we will be required to register or qualify the shares for sale in the states in which the holders of the warrants reside. However, there is no assurance that we will be able to do so.

Our Common Stock Is Considered To Be a “Penny Stock” and, As Such, the Market For Our Common Stock May Be Further Limited by Certain SEC Rules Applicable To Penny Stocks.

If the price of our common stock is below $5.00 per share or if we have net tangible assets of $2,000,000 or less, our common shares are likely to be subject to certain “penny stock” rules promulgated by the SEC. Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000). For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale. Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices, disclosure of the compensation to the brokerage firm and disclosure of the sales person working for the brokerage firm. These rules and regulations adversely affect the ability of brokers to sell our common shares and limit the liquidity of our securities.

Our Officers and Directors Collectively Own a Substantial Portion of Our Outstanding Common Stock, and As Long As They Do, They May Be Able To Control the Outcome Of Shareholder Voting.

On a fully diluted basis, our officers and directors are collectively the beneficial owners of approximately 77% of the outstanding shares of our common stock. As long as our officers and directors collectively own a significant percentage of our common stock, our other stockholders may generally be unable to affect or change the management or the direction of our company without the support of our officers and directors. As a result, some investors may be unwilling to purchase our common stock. If the demand for our common stock is reduced because of significant influence on our company by the officers and directors, the price of our common stock could be materially depressed. The officers and directors will be able to exert significant influence over the outcome of all corporate actions requiring stockholder approval, including the election of directors, amendments to our certificate of incorporation and approval of significant corporate transactions.

Our Certificate of Incorporation Authorizes Our Board of Directors To Designate and Issue Preferred Stock With Rights, Preferences, And Privileges Which May Be Adverse To the Rights of the Holders of Our Common Stock.

Our board of directors has the authority to issue up to an additional 390,000 shares of 8% cumulative convertible preferred stock and, except as indicated, to determine the price, rights, preferences, and privileges of those shares without any further vote or action by our stockholders. Any preferred stock issued by our board of directors may contain rights and preferences adverse to the voting power and other rights of the holders of common stock.

Our Offering Price Was Determined Arbitrarily And Is Not Reflective Of Any Objective Measurement Of Value.

The amount and the price of the common stock being offered by us is reflective of the exercise price of the redeemable warrants. We have established the offering price arbitrarily and it bears no relationship to Mega Group’s asset value, book value, net worth, or any other established criteria of value. The offering prices of the units and the redeemable common stock purchase warrants were determined arbitrarily based on our assessment of the possible earnings potential of Mega Group and our belief in what may constitute an attractive share price to potential investors in our securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about Mega Group and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, as more fully described under the caption “Risk Factors” and elsewhere in this prospectus. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of the units in this offering of approximately $9,000,000.

We believe that these net proceeds should be sufficient to fund our operations through 2004. We intend to use the net proceeds of this offering for debt repayment, deferred salaries, product and service development, acquisitions and strategic alliances, working capital, and other general corporate purposes. However, we have not determined the specific allocation of the proceeds among these purposes.

Pending our use of the net proceeds of this offering, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

We estimate that, if all of the redeemable stock purchase warrants are exercised, we will receive gross proceeds from exercise of the redeemable stock purchase warrants of approximately $13,500,000. We intend to use any such net proceeds for the purposes described above. Exercise of the redeemable stock purchase warrants is expected to occur only at times when the market price of the common stock exceeds the exercise price of the warrants.

	Unit Offering	Unit Offering and Exercise of Warrants
Gross Proceeds	$9,000,000	$22,500,000
Expenses	-0-	-0-
Net Proceeds	$9,000,000	$22,500,000

Use of Net Proceeds
Debt Repayment	$1,227,401	$1,227,401
Deferred Management Salaries	$512,171	$512,171
Product and Service Development	$500,000	$500,000
Acquisitions and Strategic Alliances:

• MATAH Network (“MATAH”)	$1,000,000	$1,000,000

• Empowerment Temple Church (“ETC”)	$1,000,000	$1,000,000

• SBICOA	$500,000	$500,000

• Emerging Growth Opportunity Fund (“EGOF”)	$500,000	$500,000
General Corporate Purposes	$3,760,428	$14,260,428

Neither Mega, its directors, its executive officers nor its principal shareholders are affiliated with or own any interest in MATAH or ETC. For the fiscal year ended December 31, 2002, MATAH generated revenues and had a net worth of approximately $526,598 and $1,214,124, respectively. Matah is a new limited liability company formed to assume the over five-year old wholesale and retail distribution business started by MATAH Network, Inc., a New Jersey corporation (“MNI”), and MATAH Holdings, L.L.C., a New Jersey limited liability (“MATAH Holdings”), which have done business since 1997 as MATAH Network (“MATAH Network”). MATAH Network has developed and distributes a unique product line for people of African descent that it distributes through a proprietary network of independent distributors. Matah believes that such a channel is needed because, for a variety of reasons, traditional retail shelf space is not available to goods and services specifically manufactured by people of African descent or aimed toward the African American market. Matah believes that it can develop a strong market for such goods and services that would be patronized by people of African descent, provided that it can make such goods and services readily available at the retail level. Lacking such an ethnically proprietary channel, people of African descent, according to Matah, have been relegated to being mere consumers who spend approximately 95% of their purchasing power ($600 billion) buying goods and services produced by others. Matah’s business strategy is to generate significant income by providing an alternative channel of distribution.

ETC is a not-for-profit entity and we are unable to ascertain its revenues or net worth as of December 31, 2002. SBICOA is a wholly-owned subsidiary of Mega. As discussed more fully elsewhere in this Prospectus, we plan to organize and operate EGOF as a closed end investment company operating as a business development company (“BDC”) in compliance with the Investment Company Act of 1940. SBICOA, as managing partner and a shareholder, will be ultimately responsible for the management of EGOF.

The foregoing represents our intentions based upon our present plans and business conditions. The occurrence of unforeseen events or changes in business conditions, however, could result in our applying the proceeds of this offering and the proceeds, if any, from the exercise of the redeemable stock purchase warrants in a manner other than as described in this prospectus.

DILUTION

Our net tangible book value at March 31, 2003 was a negative $(2,652,285), or $(.24) per share of common stock. (Net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the total number of shares of our common stock outstanding). After giving effect to the completion of this offering at an assumed price of $6.00 per unit, our pro forma as adjusted net tangible book value at March 31, 2003 would have been approximately $6,347,715 or $.58 per share of common stock. This represents an immediate increase in net tangible book value of $.82 per share to our existing shareholders and an immediate dilution of $5.42 per share to new investors purchasing our units in this offering. The following table illustrates the per share dilution to the new investors.

Assumed initial public offering price per unit	$6.00
Net tangible book value per share at March 31, 2003	$(.24)
Increase per share attributable to this offering	.82
Pro forma as adjusted net tangible book value per share after this offering	.58

Dilution per share to new investors in this offering	$5.42

The number of shares of our common stock held by new investors will represent 30% of the total number of shares of our common stock outstanding after this offering.

After giving effect to the 1,500,000 shares of common stock issuable upon the exercise of the warrants included in the units to be purchased in this offering, our pro forma as adjusted net tangible book value at March 31, 2003 would have been approximately $19,847,715 or $1.61 per share of common stock. This represents an immediate increase in net tangible book value of $1.82 per share to our existing shareholders and an immediate dilution of $4.39 per share to new investors purchasing our units in this offering. This discussion does not reflect approximately 280,000 shares of common stock issuable upon the exercise of options currently outstanding. If the options were exercised the effect would be anti-dilutive to the current stockholders and dilutive to those exercising the options and warrants.

The following table summarizes, on a pro forma basis and after giving effect to the offering, the number of shares of common stock purchased from us, total consideration paid and the average price per share of common stock paid by existing shareholders and by the new investors purchasing the shares of common stock offered hereby assuming an initial public offering price of $6.00 per share:

Average Price Per Share Paid	Shares Purchased		Total Consideration
	Number	Percent	Number	Percent
Existing Investors	9,359,303	86%	$3,694,467	29%	$0.39
New Investors	1,500,000	14%	$9,000,000	71%	$6.00

Total	10,859,303		$12,694,467

CAPITALIZATION

The table below sets forth our capitalization as of March 31, 2003 stated on an actual basis and on an adjusted basis to give effect to the completion of this offering at an assumed price of $6.00 per unit, as if it had occurred on March 31, 2003. Please read this table together with our audited and unaudited financial statements and related notes, and our “Use of Proceeds,” “Selected Financial Information,” and “Management’s Discussion and Analysis,” included elsewhere in this prospectus.

	AS OF MARCH 31, 2003
	Actual	As Adjusted
Current Portion of long term debt	$1,099,149	$-0-
Long term debt, net of current portion	-0-	-0-
Due to Shareholder	128,252	-0-

Shareholders equity:
Preferred stock, cumulative 8%, $1 par value per share, 400,000 shares authorized, 10,000 shares issued and outstanding	10,000	10,000
Common stock, $0.016 par value per share, 25,000,000 shares authorized, 9,359,303 shares issued and outstanding	149,749	173,749
Additional paid-in capital	3,544,718	8,976,000
Accumulated deficit	(6,357,055)	(6,357,055)
Accumulated other comprehensive income (loss)	303	303

Total Shareholders’ Equity (Deficiency)	(2,652,285)	2,802,997

Total Capitalization	$(1,424,884)	$2,802,997

MANAGEMENT’S DISCUSSION AND ANALYSIS

Some of the statements contained or incorporated by reference in this prospectus are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which do not apply to initial public offerings like the subject offering. Statements about our expectations, beliefs, plans, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. Forward-looking statements are often, but not always, made through the use of words or phrases like “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend,” and similar words or phrases. Accordingly, these statements involve estimates, assumptions, and uncertainties. Any forward-looking statements are qualified in their entirety by reference to the factors, including risk factors, discussed in this report or incorporated by reference. Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in forward-looking statements, you should not over-rely on forward-looking statements. Further, each forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect later events or circumstances as they occur.

We believe that our financial condition and results of operations included in this prospectus are not indicative of our future prospects. During the past two years we have been in transition. We discontinued our insurance agency business and acquired the Small Business Investment Corporation of America, Inc. (“SBICOA”). Our planned operations will initially include:

Business and Community Development Lending

We propose to operate as a specialized financial institution, known as a Community and Individual Investment Corporation (“CIIC”), under an initiative of the U.S. Department of Housing and Urban Development (“HUD”). CIICs are for-profit, resident-owned, non-bank “banks” that, in the words of HUD, “serve an important function by making business and housing loans in low- and moderate-income communities”. CIICs may use HUD funds to provide community development and business loans, business start-up or expansion loans, and rental housing rehabilitation loans.

We propose to acquire, or become licensed to operate as, a Small Business Investment Company (“SBIC”) or a New Markets Venture Capital Company (“NMVCC”), under initiatives of the U.S. Small Business Administration (“SBA”). SBICs and NMVCCs provide SBA-guaranteed debt financing or equity capital to small-business concerns and developmental venture capital financing to concerns in low-income areas.

We propose to support community-based financing, through other financial institutions, by making direct investments, providing loan guarantees and other credit enhancements, and purchasing loans. We intend to provide technical assistance to lenders and borrowers and to assist banks in complying with the requirements of the Community Reinvestment Act.

Investment Referral Services

We expect to package, service, and advise closed-end investment companies and other savings and investment programs that will permit community- and faith-based equity participation in these efforts.

Business Strategic Planning and Financial Consulting Services

Finally, we propose to provide fee-based financial consulting services to local governments throughout the United States.

Since October 11, 2000, through SBICOA, we have sustained our operations substantially through private borrowings. On July 15, 2002, we entered into a loan and security agreement with Matah Holdings, L.L.C. (“Matah”), a nonaffiliated lender. The agreement provided us with a working capital facility under which we had the right to borrow up to $500,000 and as of December 31, 2002 we had borrowed $300,000. In January 2003, the Company obtained an additional loan from Matah for $100,000 and was granted an extension on the existing loans until April 15, 2003. The agreement also called for 50,000 shares of the Company’s common stock to be issued to Matah as additional consideration for the $100,000 loan. The Company has accrued $47,500 of loan financing costs related to these shares based on their fair market value at the date of the agreement. The shares were not issued as of March 31, 2003. In April 2003, the Company obtained an additional loan from Matah for $60,000 and was granted an extension on the existing loans until July 15, 2003.. These loans are subject to the same terms and conditions as the original Loan and Security Agreement dated July 15, 2002, as amended, as disclosed in the Company’s 2002 annual financial statements. The borrowings are personally guaranteed by our chairman of the board of directors, chief executive officer, and principal shareholder, John H. Brown, and by our secretary-treasurer, director, and principal shareholder, Joyce L. Brown.

Our business plan referred to above calls for a capitalization of at least $30,000,000. Accordingly, we are now undercapitalized. We intend to satisfy any liquidity needs during the foreseeable future by engaging in one or more public or non-public equity financings. The nature of our business and proposed business does not require any significant product research and development, purchase or sale of plant and equipment, or changes in the number of employees. In the event that we are unable to raise significant funds, we may be unable to make required payments as they become due and may be unable to fully execute our business plan. We estimate that we have sufficient liquidity to satisfy our cash requirements until at least July 2003. We expect to satisfy any liquidity needs during the foreseeable future by engaging in one or more public or non-public equity financings.

As of March 31, 2003, we had a deficiency in stockholders’ equity of approximately $2,652,000 and a working capital deficiency of approximately $2,661,000. In addition, we are in default on certain notes payable and other obligations and are involved in significant litigation involving past business dealings. On October 11, 2000, as a condition of its acquisition of SBICOA, its president, Steven Gregory, agreed to indemnify the Company, SBICOA, and its respective directors, shareholders, affiliates, and certain other associated persons (collectively, the “Indemnitee Group”) and to hold the Indemnitee Group harmless from and against all claims or liabilities relating to its business, including all litigation claims then being asserted against the Company (other than the Herman Adler v. Mega Group, et al., claim described in the “Legal Proceedings” disclosure in our 10-KSB filed March 7, 2003). Mr. Gregory’s agreement is subject to certain conditions, among them that (i) it is effective until not later than October 11, 2004, (ii) it is contingent on the successful completion of a securities offering by the Company, and (iii) his obligation shall be satisfied only by his delivery to the Company of such number of its common shares owned by him, valued for this purpose at $2.50 per share, as shall be equal to the amount of any claim settled or finally determined. Mr. Gregory has granted the Indemnitee Group a security interest in his shares to secure his obligation.

The intent of our management is to direct Mega Group into new business lines providing financial services to currently underserved ethnic minorities through alliances with churches and other organizations serving those groups. We intend in the near term to obtain additional equity funding and to obtain additional debt financing to pursue these new lines of business and to provide the funds to satisfy its current obligations. The extent to which we can raise additional equity and financing and achieve profitable operations from new business activities will determine if we can continue as a going concern.

Management believes it will be successful in obtaining additional equity and debt financing, but no assurances can be given in this regard. As a result of our deficiencies in stockholders’ equity and working capital and default on certain of our obligations, our independent accountants have qualified our audited financials to indicate that these conditions raise substantial doubt about our ability to continue as a going concern.

Results of Operations

Fiscal Year- Ended December 31, 2002

During the fiscal year ended December 31, 2002, we generated nominal revenues of $30,000 from financial consulting services. Our cash position decreased from $17,100 at December 31, 2001 to $4,031 at December 31, 2002. During the same fiscal year ended December 31, 2002, we realized a net loss of $684,439 after revenue of $30,000, ongoing expenses in the total amount of $586,594, interest expense of $127,997, interest income of $640 and a realized loss from the sale of marketable securities in the amount of $488. During the fiscal year ended December 31, 2002, we sustained operations substantially through private borrowings in the aggregate amount of $315,000.

Fiscal Year- Ended December 31, 2001

During the fiscal year ended December 31, 2001, we generated no revenues. Our cash position decreased from $26,383 at December 31, 2000 to $17,100 at December 31, 2001. During the same fiscal year ended December 31, 2001, we realized a net loss of $554,637 after ongoing expenses in the total amount of $402,899, interest expense of $107,374, interest income of $404 and a realized loss from the sale of marketable securities in the amount of $84,402. During the fiscal year ended December 31, 2001, we sustained operations substantially through private borrowings in the aggregate amount of $90,547 and from proceeds from the sale of marketable securities of $147,332.

Three Months Ended March 31, 2003

During the three months ended March 31, 2003, our cash position increased from zero at March 31, 2002 to $2,594 at March 31, 2003. During the same three month period ended March 31, 2003, we realized a net loss of $238,935 after revenue of zero and ongoing expenses in the total amount of $199,072 and interest expense in the amount of $39,908. During the three months ended March 31, 2002, we realized a net loss of $84,774 after revenues of $0, ongoing operating expenses in the total amount of $55,331 and interest expense of $29,662.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

According to our transfer agent, there were              record holders and 600 beneficial holders of our common stock on March 31, 2003. Our common stock was listed on the OTC Bulletin Board until January 10, 2000. Since then, it has traded in the over-the-counter market and been quoted in the “pink sheets,” and accordingly the public trading market for our common stock is limited. The range of the high and low bid prices for each quarter within the last two fiscal years, according to information provided by the electronic quotations service of Pink Sheets LLC, follows. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

Quarter Ended	High Bid	Low Bid
March 31, 2000	$.25	$.125
June 30, 2000	$.75	$.25
September 30, 2000	$.50	$.35
December 31, 2000	$.375	$.05
March 31, 2001	$.11	$.08
June 30, 2001	$.11	$.06
September 30, 2001	$.10	$.06
December 31, 2001	$.06	$.06
March 31, 2002	$.23	$.23
June 30, 2002	$.20	$.06
September 30, 2002	$1.00	$.75
December 31, 2002	$.95	$.25
March 31, 2003	$2.00	$2.00

We have declared no dividends on our common equity since December 31, 1999 and, to preserve liquidity, are unlikely to pay any dividends on our common equity in the foreseeable future.

Effective October 11, 2000, we issued 9,966,396 shares of our common stock to six persons for securities, debt settlements, and services, as follows:

•	9,306,396 shares equally to the three directors, officers, and shareholders of SBICOA, John H. Brown, Joyce L. Brown, and Vern S. Morris, in exchange for all of the 6,000 issued and outstanding shares of SBICOA common stock; of which, 2,603,132 shares issued to Vern S. Morris were cancelled to treasury stock for non performance of a services contract and non-payment. These unregistered securities issued by us prior to this offering are deemed restricted securities within the meaning of that term as defined in Rule 144 of the Securities Act and have been issued pursuant to certain private placement exemptions under Section 4(2) and Regulation D of the Securities Act, as promulgated by the Commission, such that the sales of the securities were to sophisticated or accredited investors, as that latter term is defined in Rule 215 and Rule 501 of Regulation D of the Securities Act, and were transactions by an issuer not involving any public offering. Such sophisticated or accredited investors had access to information necessary to make an informed investment decision.

•	500,000 shares to our president, director, and principal shareholder, Steven C. Gregory, for services worth $20,000 ($.04 per share). These unregistered securities issued by us prior to this offering are deemed restricted securities within the meaning of that term as defined in Rule 144 of the Securities Act and have been issued pursuant to certain private placement exemptions under Section 4(2) and Regulation D of the Securities Act, as promulgated by the Commission, such that the sales of the securities was to a sophisticated or accredited investor, as that latter term is defined in Rule 215 and Rule 501 of Regulation D of the Securities Act, and was a transaction by an issuer not involving any public offering. The sophisticated or accredited investor had access to information necessary to make an informed investment decision.

•	60,000 shares to our former chief financial officer, Nelson Beebe, for services worth $2,400 ($.04 per share). These unregistered securities issued by us prior to this offering are deemed restricted securities within the meaning of that term as defined in Rule 144 of the Securities Act and have been issued pursuant to certain private placement exemptions under Section 4(2) and Regulation D of the Securities Act, as promulgated by the Commission, such that the sales of the securities was to a sophisticated or accredited investor, as that latter term is defined in Rule 215 and Rule 501 of Regulation D of the Securities Act, and was a transaction by an issuer not involving any public offering. The sophisticated or accredited investor had access to information necessary to make an informed investment decision.

•	100,000 shares to a nonaffiliated party, Don Exum, in settlement of a $50,000 debt and $4,542 of accrued interest then owing to him by SBICOA ($.55 per share). These unregistered securities issued by us prior to this offering are deemed restricted securities within the meaning of that term as defined in Rule 144 of the Securities Act and have been issued pursuant to certain private placement exemptions under Section 4(2) and Regulation D of the Securities Act, as promulgated by the Commission, such that the sales of the securities was to a sophisticated or accredited investor, as that latter term is defined in Rule 215 and Rule 501 of Regulation D of the Securities Act, and was a transaction by an issuer not involving any public offering. The sophisticated or accredited investor had access to information necessary to make an informed investment decision. These unregistered securities issued by us prior to this offering are deemed restricted securities within the meaning of that term as defined in Rule 144 of the Securities Act and have been issued pursuant to certain private placement exemptions under Section 4(2) and Regulation D of the Securities Act, as promulgated by the Commission, such that the sales of the securities was to a sophisticated or accredited investor, as that latter term is defined in Rule 215 and Rule 501 of Regulation D of the Securities Act, and was a transaction by an issuer not involving any public offering. The sophisticated or accredited investor had access to information necessary to make an informed investment decision.

On June 8, 2001, we granted an option, to our former director, Anthony W. Robinson, for the purchase of 100,000 shares of our common stock. The option is exercisable, at $.50 per share, until June 30, 2006 or until 30 days prior to the commencement of any registered public offering of our equity securities, whichever comes first. On July 17, 2001 and August 6, 2001, we granted options, to a nonaffiliated service provider, for the purchase of a total of 60,000 shares of our common stock. The options are exercisable, at $.50 per share, until July 17, 2003 (as to 40,000 shares) and August 6, 2003 (as to 20,000 shares) or until 15 days prior to the effective date of any registration statement covering our equity securities to be publicly offered and sold, whichever comes first. On September 24, 2001, we granted an option, to a nonaffiliated lender, for the purchase of 120,000 shares of our common stock. The option is exercisable, at $.50 per share, until September 24, 2003 or until 90 days after the closing of any registered public offering of our equity securities, whichever comes first.

Effective May 2, 2002, we authorized the issuance of 400,000 shares of our common stock to Pryor, Counts & Co., Inc., a nonaffiliated investment bank, for financial consulting services valued at $40,000 ($.10 per share). These unregistered securities issued by us prior to this offering are deemed restricted securities within the meaning of that term as defined in Rule 144 of the Securities Act and have been issued pursuant to certain private placement exemptions under Section 4(2) and Regulation D of the Securities Act, as promulgated by the Commission, such that the sales of the securities was to a sophisticated or accredited investor, as that latter term is defined in Rule 215 and Rule 501 of Regulation D of the Securities Act, and was a transaction by an issuer not involving any public offering. The sophisticated or accredited investor had access to information necessary to make an informed investment decision. In connection with this transaction, a Form D was filed with the Commission on November 14, 2002.

On May 7, 2002, the Company issued 692,391 shares of its common stock to its Chief Executive Officer for payment of previously accrued and unpaid wages valued at $41,543 ($0.06 per share based on the trading price of the Company’s shares on the issuance date). These unregistered securities issued by us prior to this offering are deemed restricted securities within the meaning of that term as defined in Rule 144 of the Securities Act and have been issued pursuant to certain private placement exemptions under Section 4(2) and Regulation D of the Securities Act, as promulgated by the Commission, such that the sales of the securities was to a sophisticated or accredited investor, as that latter term is defined in Rule 215 and Rule 501 of Regulation D of the Securities Act, and was a transaction by an issuer not involving any public offering. The sophisticated or accredited investor had access to information necessary to make an informed investment decision.

On June 30, 2002, the Company issued 10,000 shares of its common stock for payment of membership dues to the Center for New Black Leadership valued at $1,000 ($0.10 per share, based on management’s estimate of the fair market value of the shares at the issuance date). These unregistered securities issued by us prior to this offering are deemed restricted securities within the meaning of that term as defined in Rule 144 of the Securities Act and have been issued pursuant to certain private placement exemptions under Section 4(2) and Regulation D of the Securities Act, as promulgated by the Commission, such that the sales of the securities was to a sophisticated or accredited investor, as that latter term is defined in Rule 215 and Rule 501 of Regulation D of the Securities Act, and was a transaction by an issuer not involving any public offering. The sophisticated or accredited investor had access to information necessary to make an informed investment decision.

On July 15, 2002, the Company issued 100,000 shares of its common stock to Matah Holdings, LLC as partial consideration, valued at $10,000 ($0.10 per share, based on management’s estimate of the fair market value of the shares at the issuance date), for entering into a loan and security agreement. These unregistered securities issued by us prior to this offering are deemed restricted securities within the meaning of that term as defined in Rule 144 of the Securities Act and have been issued pursuant to certain private placement exemptions under Section 4(2) and Regulation D of the Securities Act, as promulgated by the Commission, such that the sales of the securities was to a sophisticated or accredited investor, as that latter term is defined in Rule 215 and Rule 501 of Regulation D of the Securities Act, and was a transaction by an issuer not involving any public offering. The sophisticated or accredited investor had access to information necessary to make an informed investment decision.

On September 30, 2002, the Company issued 400,000 shares of its common stock to a nonaffiliated investment bank for financial consulting services valued at $40,000 ($0.10 per share, based on management’s estimate of the fair market value of the shares at the issuance date). These unregistered securities issued by us prior to this offering are deemed restricted securities within the meaning of that term as defined in Rule 144 of the Securities Act and have been issued pursuant to certain private placement exemptions under Section 4(2) and Regulation D of the Securities Act, as promulgated by the Commission, such that the sales of the securities was to a sophisticated or accredited investor, as that latter term is defined in Rule 215 and Rule 501 of Regulation D of the Securities Act, and was a transaction by an issuer not involving any public offering. The sophisticated or accredited investor had access to information necessary to make an informed investment decision.

On September 30, 2002, the Company issued 100,000 shares of its common stock to a former executive for past professional services valued at $10,000 ($0.10 per share, based on management’s estimate of the fair market value of the shares at the issuance date). These unregistered securities issued by us prior to this offering are deemed restricted securities within the meaning of that term as defined in Rule 144 of the Securities Act and have been issued pursuant to certain private placement exemptions under Section 4(2) and Regulation D of the Securities Act, as promulgated by the Commission, such that the sales of the securities was to a sophisticated or accredited investor, as that latter term is defined in Rule 215 and Rule 501 of Regulation D of the Securities Act, and was a transaction by an issuer not involving any public offering. The sophisticated or accredited investor had access to information necessary to make an informed investment decision.

In October 2000, the Company granted three stockholders/employees options, exercisable until March 30, 2001, to purchase a total of 660,000 shares of its common stock for $3.00 per share. Because the exercise price under these stock purchase options is higher than the fair market value of a share of common stock at the date of grant, no expense has been recognized. At the same time, the Company granted the same three stockholders put options, exercisable until June 28, 2001, which, contingent on the occurrence of certain events, required the Company to purchase a total of 660,000 of such stockholders’ shares of its common stock for $0.50 per share. These purchase and put options expired unexercised.

In June 2001, the Company granted one of its directors options, exercisable until June 30, 2006 or until 30 days prior to the commencement of any registered public offering of its equity securities, whichever comes first, to purchase a total of 100,000 shares of its common stock for $.50 per share.

In July and August 2001, the Company granted a promissory note holder options to purchase a total of 60,000 shares of its common stock for $.50 per share, of which options to purchase 40,000 and 20,000 shares are exercisable until July 17, 2003 and August 6, 2003, respectively, or until 15 days prior to the effective date of any registration statement covering its equity securities to be publicly offered and sold, whichever comes first. In October 2001, the Company granted a promissory note holder options, exercisable until September 24, 2003 or until 90 days after the closing of any registered public offering of equity securities, whichever comes first, to purchase 120,000 shares of its common stock for $.50 per share.

We issued or granted all of these securities, without registration under the Securities Act of 1933, in non-underwritten, non-public transactions. In each case, we relied on the exemptions from registration in Section 4(2) or 4(6) of the Securities Act, and Rule 506 thereunder, for offers and sales to accredited and other sophisticated investors. On October 11, 2000, SBICOA was our principal shareholder. Three of the purchasers on that date were officers and directors of SBICOA, and two others were our executive officers. The optionees, who consisted of our director, a service provider, and a lender, paid no separate consideration for their options. Mr. Gant was an officer of SBICOA. Matah Holdings, L.L.C. is engaged in business as a lender, and Pryor, Counts & Co., Inc. is an investment bank and registered broker-dealer. The persons acquiring our securities executed written representations consistent with status as an accredited or other sophisticated investor.

All of the aforesaid securities have been appropriately marked with a restricted legend and are “restricted securities,” as defined in Rule 144 of the rules and regulations of the Commission, unless otherwise registered. All of the aforesaid securities were issued for investment purposes only and not with a view to redistribution, absent registration. All of the aforesaid persons have been fully informed and advised concerning the us, our business, financial and other matters. Transactions by us involving the sales of these securities set forth above were issued pursuant to the “private placement” exemptions under the Securities Act, as amended, as transactions by an issuer not involving any public offering. We have been informed that each person is able to bear the economic risk of his investment and is aware that the securities were not registered under the Securities Act, and cannot be re-offered or re-sold until they have been so registered or until the availability of an exemption therefrom. Our transfer agent and registrar has been instructed to mark “stop transfer” on its ledgers to assure that these securities will not be transferred, absent registration, or until the availability of an exemption therefrom is determined.

The following table provides information, as of December 31, 2002, concerning the number of shares of our common stock issuable under options then outstanding:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance
Equity Compensation Plans Approved by Securities Holders	—	—	—
Equity Compensation Plans Not Approved by Securities Holders	280,000 shares	$0.50	—
Total	280,000 shares	$0.50	—

BUSINESS

General

We are Mega Group, Inc., a New York corporation incorporated on December 28, 1983. During the last three years, we discontinued our former business as a holding company for independent insurance agencies licensed and located in the State of New York. Until discontinuing that business, we had owned all or a majority of the interest in as many as 41 agencies offering fire, casualty, fidelity and surety, credit, inland and ocean marine, life, accident and health, and other insurance products to individuals and entities.

Our insurance agency business was consistently unprofitable, the limited management provided by our executives proved to be ineffective, the economies of scale which we had anticipated never developed, and several of our acquisitions of agencies, and accompanying deferred payment arrangements and employment agreements with the agencies’ principals, eventually involved us in costly, time-consuming, and destructive litigation.

Effective April 27, 1999, we sold our commercial insurance policy expirations and renewals, commission and profit sharing receivables, furniture, fixtures, equipment, supplies, and good will to Global Underwriters Agency, Inc., Ballston Lake, New York, a nonaffiliated corporation, for cash of $150,000 and a non-negotiable promissory note for $100,000 payable, with interest at the rate of 8% per annum, in sixty monthly installments beginning May 1, 1999. We agreed to provide the purchaser, at no additional charge, with office space and the use of equipment, supplies, and a bookkeeper and receptionist at our office in Ballston Lake, New York, for a period of one year after the sale. In February 2000, we accepted a lump-sum payment of $50,000 in satisfaction of the principal indebtedness, then approximately $92,000, owing under the installment note.

By action dated March 14, 2000, our shareholders ratified the sale of our remaining assets and the transfer of our control. Effective April 1, 2000, we sold substantially all of our remaining assets to Mega Personal Lines, Inc., New Hartford, New York, an affiliated insurance agency. These consisted primarily of furniture, fixtures, a computer and other equipment, records, property and casualty insurance customer lists, employment agreements, goodwill, a covenant not to compete, brokerage contracts, property and casualty insurance policies, and property and casualty insurance commission income accruing after that date. The contracted-for purchase price was $427,000, paid $208,000 in cash, $92,000 by the setoff of a related obligation, and $127,000 by the forgiveness of debt claimed owing to our president, director, and principal shareholder, Steven C. Gregory.

Effective April 1, 2000, we transferred our remaining assets, believed to be nominal, to Mr. Gregory, in return for his assumption of a real property lease in Clifton Park, New York and other related obligations. As a result, by April 1, 2000, we were effectively without assets.

Effective October 11, 2000, we acquired all of the issued and outstanding common stock of Small Business Investment Corporation of America, Inc., an Oregon corporation (“SBICOA”), in a stock-for-stock exchange. As a result of the transaction, SBICOA’s former shareholders acquired a total of 9,309,396 shares of our common stock, or 86.4% of the common shares then issued and outstanding.

On October 11, 2000, SBICOA was providing financial services under contract to the African Methodist Episcopal Zion Church Mid-Atlantic II Episcopal District and administrative services to an affiliated investment club. SBICOA also held 100,000 restricted shares of the common stock of CytRx Corporation, Norcross, Georgia, subject to a registration rights agreement, which it acquired as compensation for marketing services beginning September 22, 1999. At the time of the acquisition, SBICOA had assets of $246,374 and a deficiency in stockholders’ equity of $21,122.

Since the SBICOA acquisition, pending the obtaining of necessary financing, our business plan has been to provide diversified financial services to ethnic communities and faith-based entities in the United States. We have sought no government approvals for, and we believe that none are necessary to, our proposed business. Currently we have four officer-employees, and our wholly-owned subsidiary, SBICOA, has one additional officer-employee, all of them employed full-time.

Directly or through SBICOA, we propose to operate as a specialized financial institution, known as a Community and Individual Investment Corporation (“CIIC”), under an initiative of the U.S. Department of Housing and Urban Development (“HUD”). CIICs are for-profit, resident-owned, non-bank “banks” that, in the words of HUD, “serve an important function by making business and housing loans for projects in low- and moderate-income communities.” HUD’s CIIC initiative has been designed to provide start-up money and other capital to CIICs. The initiative is intended to capitalize CIICs so they may provide forgivable loans for workforce development, job creation, and business growth. HUD’s funding requires CIICs to form partnerships to attract additional private funds and credit.

CIICs are intended to supplement the growing availability of credit to inner-city communities afforded by community development banks, community development credit unions, and other for-profit lending institutions providing credit and loans to locally owned and operated businesses and affordable housing developers under programs of the U.S. Treasury Department; banks, other financial institutions, and state and local development companies providing loans, microloans, and intensive marketing, management, and technical assistance to small business concerns in areas of high unemployment or low income under programs of the U.S. Small Business Administration (“SBA”); and community development block grants for economic development, and the empowerment zone and enterprise community programs, administered by HUD.

CIICs are for-profit corporations that invest in economic development activities where at least 51% of the residents are of low and moderate income. CIICs must offer those residents an opportunity to purchase shares in the corporation. HUD provides CIICs with community development block grant funds, Section 108 loan guarantees, and economic development initiative loans. Community development block grants fund the creation of a CIIC and some of its subsequent activities. Section 108 allows a CIIC, through HUD, to guarantee repayment of bonds issued by local governments to raise money for approved projects in the CIIC’s community. The guarantee permits the participating local governments to borrow funds at below-market interest rates.

Under the CIIC initiative, codified at 42 U.S.C. §§ 5301-20 and 24 C.F.R. Part 570, CIICs may use HUD funds to provide community development and business loans, business start-up or expansion loans, and rental housing rehabilitation loans. CIICs can also use HUD funds to:

(1)	Provide a secondary market for loans from mainstream banks;

(2)	Offer management technical assistance to business borrowers;

(3)	Give home ownership counseling to new borrowers;

(4)	Develop programs to get residents to patronize locally-owned businesses;

(5)	Help residents to enter the banking and investment field;

(6)	Involve mainstream banks in training and hiring local residents; and

(7)	Help local businesses train and hire local residents.

In addition, directly or through SBICOA, and subject to approval by the SBA, we propose to acquire, or become licensed to operate as, a Small Business Investment Company (“SBIC”) and a New Markets Venture Capital Company (“NMVCC”), under the Small Business Investment Act of 1958, as recently amended, and accordingly to provide:

(1)	SBA-guaranteed debt financing or equity capital, or both, to small-business concerns; and

(2)	Developmental venture capital financing to concerns in identified low-income geographic areas.

We also propose to support community-based financing, through other financial institutions, by making direct investments, providing loan guarantees and other credit enhancements, and purchasing loans. We intend to provide technical assistance to lenders and borrowers and to assist banks in complying with the requirements of the Community Reinvestment Act (“CRA”). The CRA, codified at 12 U.S.C. 2901 and 12 C.F.R. Parts 25, 228, 345, and 563e, encourages depository institutions to help meet the credit needs of the communities in which they operate by, among other things, helping to fund Community Development Entities (“CDE”) and Specialized Small Business Investment Companies (“SSBIC”). CDEs and SSBICs target loans for small- and medium-sized business entities. If properly funded and operated, CDEs and SSBICs can leverage investments from financial institutions and other funding sources to expand the availability of credit, investment capital, and financial services in urban and rural communities. We expect to facilitate that process by investing in CDEs and SSBICs, and by acting as a liquid intermediary between the capital markets, depository institutions, and CDEs and SSBICs.

As discussed below, through our proposed business development company (“BDC”) affiliate, the Emerging Growth Opportunity Fund (“EGOF”), we also expect to package, service, and advise closed-end investment companies and other savings and investment programs that will permit community-based equity participation in these efforts. We propose to partner with a major financial services provider, not yet identified, to offer fee-based memberships in an investment plan and other investment and community reinvestment products through faith-based organizations nationwide.

Finally, we propose to provide fee-based financial consulting services to local governments and businesses throughout the United States.

According to a report made available by the U.S. Department of Commerce, minorities – currently accounting for approximately 26% of the U.S. population – will grow to comprise nearly 50% of the population over the next 50 years. Meanwhile, minority-owned businesses have shown impressive growth since 1990. According to U.S. Bureau of the Census estimates, there are now nearly two million minority-owned firms in the United States, heavily concentrated in wholesale and retail trade, having total annual sales of $205 billion. Of these, nearly 25,000 firms have annual sales in excess of $1,000,000 each. On average, the owners of minority enterprises today possess higher levels of education and managerial skills, and cater to a much more diverse clientele, than their counterparts of only a generation or two ago.

This combination of changing demographics and the rapidly emerging minority business community may be expected to present significant opportunities for sophisticated investors. A 1990 study of Opportunity Funding Corp. estimated the total annual demand for capital in the minority business community at $144 billion per year, only a portion of which was then apparently being met. We estimate, based on statistics made available by the SBA, that there is an untapped market in the United States of at least $47 billion for minority-owned enterprise investments and loans.

Since October 11, 2000, through SBICOA, we have sustained our operations substantially through private borrowings.

On July 15, 2002, together with SBICOA, we entered into a loan and security agreement with Matah Holdings, L.L.C., a nonaffiliated lender. The agreement provided us with a working capital facility under which we had the right to borrow up to $500,000, of which $300,000 is currently in use. The borrowings are evidenced by promissory notes due, together with interest at 12% per annum, on January 14, 2003 and are personally guaranteed by our chairman of the board of directors, chief executive officer, and principal shareholder, John H. Brown, and by our secretary-treasurer, director, and principal shareholder, Joyce L. Brown.

As discussed below, we believe that our implementation of a new business model and strategy will offer prospective shareholders and customers:

(1)	Liquidity

(2)	An experienced and focused management team

(3)	Access to the underserved faith-based community

(4)	A low cost and renewable pool of assets, thus ensuring sustainable earnings growth.

Business Strategy

Our primary goals are to increase shareholder value by: (1) generating sustainable earnings growth and stock appreciation; and (2) maintaining our unique access to the capital markets. Our business plan is to offer diversified financial services to and to make investments in companies that meet our criteria such as ethnic communities and faith-based entities in the United States. Our business plan shall be implemented in two phases.

Phase One

Phase one of our business plan contemplates using the proceeds of this offering (1) to invest in companies with substantial growth potential that will provide us with a revenue stream through equity participation and revenue sharing agreements with the companies in which we invest; (2) to initiate our investments in, proprietary product offerings to and consulting services for ethnic communities and faith-based entities; and (3) to provide seed money to form and register our BDC under the Investment Company Act of 1940, as amended. Our initial strategy is to invest in companies with substantial growth potential that will provide us with a revenue stream. We believe that our business model can successfully and profitably address the expanding and profitable under-served small and medium sized business entities (“SME”) market segment by:

(1)	Financing the growth and expansion of CDEs and SMEs;

(2)	Building on our strategic relationships established in the SME community;

(3)	Increasing access to investment capital sources by providing our proprietary investment products, and financial literacy training and consulting services to ethnic community and faith-based investment entities;

(4)	Leveraging equity investments in SSBICs; and

(5)	Utilizing the network of more than 600 CDEs and SSBICs to enhance quality deal flow.

Phase Two

Implementation of the second phase of our business plan contemplates operating and managing our to be registered affiliate, EGOF, as a BDC under the Investment Company Act of 1940. Our BDC’s primary focus will be investing in or lending to small to medium size entities and making managerial assistance available to them. Our BDC may use capital provided from public offerings of securities and from other sources to make long-term investments in private growing businesses. BDCs can provide its shareholders with the potential liquidity of a publicly traded company, while sharing in the possible benefits, if any, of investing in privately-held companies. If successfully formed and registered, our BDC affiliate may be entitled to issue equity and debt securities, subject to the laws, rules and regulations of the Investment Company Act of 1940.

The Market

We believe the market opportunity is significant because our research indicates that there is an unmet need for capital investment in urban communities. According to the U.S. Department of Commerce, there are approximately 2 million minority-owned businesses in the United States and an additional 15 million SMEs, annually accounting for $202 billion and $3.3 trillion worth of transactions, respectively. The Wall Street Journal reported on April 25, 2002, that minority-owned companies are growing at twice the rate of small firms in general. Moreover, recent legislation and public policy initiatives encourage the federal government and large corporations to set aside twenty-three percent (23%) of their purchasing needs for fulfillment by SMEs and minority businesses. Based upon interviews conducted, we believe that little effort is made to attract the minority middle-class to invest in the capital markets, and even less is done to finance SMEs in urban and rural areas, or to provide investment savings and financial literacy training.

We are well positioned to be the financial intermediary between the mainstream institutions, the CRA depositary community, SMEs, individuals and community development organizations. By virtue of being a publicly traded company, Mega affords individual and institutional investors the information, access, valuation, and liquidity they demand. Most small business investments do not afford investors timely information, liquidity or an exit strategy for their investments. Our current and planned organizational and operational structure may enable us to accommodate those investment requirements, and is uniquely positioned to offer investors fiscally responsible investments, and in some cases significant tax credits. For example, the New Markets Tax Credit permits, under certain conditions, individual and corporate taxpayers to receive a credit against Federal income taxes of up to 39 percent of invested funds for qualified equity investments in CDEs. To obtain detailed information regarding this program, you should visit the U.S. Department of the Treasury’s website at www.cdfifund.gov.

Moreover, prospective loan and investment opportunity growth may come from the hundreds of networking contacts around the country that our senior management currently enjoys. These sources include investment bankers, community leaders, principals of other private funds and the more that 600 CDEs and SBICs located around the country.

Investment Strategy

Our proposed investment strategy is to make loans to and investments in SMEs and CDEs with annual revenues in the range of $1 million to $50 million, a market which traditionally does not have ready access to long-term, unsecured debt financing. Our loans may include features such as detachable warrants, equity kickers, and in some cases, may accrue tax benefits to investors’ under the U.S. Treasury’s New Markets Tax Credit program discussed above. Through EGOF, we plan to adhere to strict underwriting procedures and criteria when making loans to and investments in SMEs and CDEs.

Underwriting Procedures

Our underwriting procedures and criteria for making loans to and investments in CDEs and SMEs, as well as for joint investments with other SBICs, includes, but is not limited to:

(1)	Evaluating target investment portfolio company assumptions including recession impact analyses.

(2)	Preparing cash flow coverage of debt service models under extreme conditions.

(3)	Participating in or membership on boards of directors in our portfolio companies.

(4)	Assisting portfolio companies with making strategic business or accretive acquisitions, as well as devising investment exit strategies.

Generally, we will require that companies in which we invest demonstrate:

(1)	strong market position;

(2)	community involvement;

(3)	sales growth;

(4)	positive cash flow; and

(5)	profitability

We will also evaluate the quality of management, and seek experienced entrepreneurs with a proven track record, relevant industry experience, and significant cash equity in their business. We do not expect to invest, either directly or indirectly, in startups, turnarounds, high technology or highly leveraged entities.

Our business model carries elements of risk relevant to any investment activity, and may include, but is not limited to:

(1)	Investment risks associated with SMEs that are undercapitalized, poorly managed or that lack access to the capital markets for expansion and growth.

(2)	Economic risks, including periodic business downturns that impact portfolio companies.

(3)	Competition for quality investment and loan opportunities with other investors/lenders who target our target market.

(4)	In the case of SBICs, CDEs and BDCs, the risk that government regulations may adversely affect our investment strategies.

We will seek to mitigate these underwriting risks by ensuring strict adherence to our investment policies and procedures. In all cases, our primary objective is the preservation of principal. Consequently, we will:

(1)	Conduct extensive initial due diligence, including the use of risk models to stress test debt coverage under a variety of business and economic conditions.

(2)	Continuously monitor portfolio companies, including stress testing and imposition of a grading system to measure the finacial viability of a portfolio company.

(3)	We will aggressively intervene in cases when certain “threshold” financial ratios indicate financial deterioration.

(4)	Spread and diversify risk by partnering with other investment funds, CDEs and SBICs to fund our portfolio companies.

(5)	Maintain our network of quality investment opportunities through affiliations with national business, legal, and financial leaders.

(6)	Maintain relationships with other investment funds to voice our collective concerns at the state and Federal level.

Competition

Commercial banks, private placement offerings, mezzanine funds are the primary competitors for our loans to and investments in CDEs and SMEs. Commercial banks primarily provide senior secured and unsecured short-term debt. Generally, commercial banks do not provide long-term unsecured loans. Commercial finance companies generally provide senior secured long-term debt. Private placement offerings of equity and high-yield debt generally involve very large transactions, typically well in excess of $50 million.

Private mezzanine funds also provide unsecured long-term debt to private companies, but the shareholder or stakeholder nature of our investment strategy may permit us to be a better long-term partner for our portfolio companies compared to a traditional mezzanine fund, which typically has a defined investment horizon.

Generally, our investments will be structured as unsecured, subordinated loans that carry a fixed interest rate, with revenue sharing features to provide us with current income. Moreover, the presence of equity kickers on loans may provide additional income. Loans made by us may have interest only payments in the early years, with principal and interest payments in later years with maturities ranging from five to ten years. Moreover, we may consider preferred stock investments structured to provide us with dividend yield income. In addition, we will seek to generate management or consulting fees for managerial and consulting services that we provide to companies, as well as to our portfolio companies.

Presently, we have not identified any other company that has penetrated or controls the urban and rural segment of the financial services market. Given our “first to market” status and senior management’s well-established community and faith-based contacts and partnerships, our prospects are reasonable for capturing a significant market share of this segment.

Use of Proceeds

We seek to raise $9 million dollars to, among the other purposes stated in this prospectus, invest in the four companies outlined below. Our initial strategy is to invest in companies with substantial growth potential that will provide us with an immediate revenue stream through equity participation and revenue sharing agreements with the companies in which we invest. Our loan and investment portfolio will be diversified by location, industry and structure. We will not loan or invest more than 25% of our assets, including leverage, in any one economic or business sector.

Proceeds of the offering will be used to make the following investments:

Potential Profit Centers	Investment Amount	Business Description
	($millions)
MATAH Network	$1.0	Consumer Products of African Origin
Empowerment Temple Church	$1.0	Petroleum Products and Gasoline Service Stations
SBICOA	$0.5	Investment Plan Products/Services
Emerging Growth Opportunity Fund	$0.5	Business Development Corporation

MATAH Network (“MATAH”)

MATAH is a five year-old wholesale and retail distribution company that has developed a unique product line consisting of more than 500 products and a proprietary network of 1,700 independent distributors. In addition, MATAH has successfully developed a program called “One Church, One Channel” to expand retail sales to many of the 70,000 African-American churches in the United States. MATAH’s “One Church, One Channel” provides us with an ideal opportunity to offer MATAH’s customers our investment plan products to community members of faith-based organizations. To obtain more information, see MATAH’s Internet site (http://www.matah.com). Subject to our continued due diligence review, we may provide MATAH with a $1.0 million credit facility (with equity participation and revenue sharing agreements) to fund its growth and expansion. We have determined that:

•	MATAH has achieved its first objective of establishing a channel of distribution for minority and SME manufacturers and vendors and is seeking capital to expand its business.

•	We have good existing relationship with MATAH and its affiliate, MATAH Holdings, who provided us with $500,000 in bridge financing to fund legal and accounting expenses associated with this offering.

Empowerment Temple Church (“ETC”)

Consistent with our business plan, we have entered into a memorandum of understanding with ETC that may provide us with consulting fee income associated with the sale of a gasoline service station and an opportunity to generate fee income by providing ETC’s members with our proprietary investment products and financial literacy training services. We plan to facilitate ETC’s acquisition and renovation of a gasoline service station in Baltimore, Maryland, including the build-out of a branded convenience store. Consummation of this transaction is contingent upon: (1) determining whether ETC as a non-profit may establish a Community

Development Corporation (“CDC”); (2) establishing a financial literacy training organization; and, (3) securing permanent financing.

Subject to our credit approval, we may provide a $1 million standby letter of credit to ETC’s CDC, if and when established, to guarantee payment for contracted wholesale distribution of fuel and petroleum products to airlines, fleet operators, state agencies and local municipalities, corporations and agencies of the U.S. Government.

Small Business Investment Corporation of America (“SBICOA”)

Our subsidiary, SBICOA, will license Lifemax, Inc., a Maryland corporation, to develop, market and distribute its investment plan products primarily to community members of faith-based institutions. Subject to further due diligence, Mega will provide up to $500,000 to finance the infrastructure, training and securities registration necessary for a nationwide rollout of the investment plan products. We expect 25,000 new members to enroll during SBICOA’s first year of operation, and for membership to total approximately 75,000 during the second year of operation. We will earn a percentage of annual membership fees paid by members. In addition, we expect to earn management fees for services rendered and anticipate acquiring an equity interest in Lifemax.

The Emerging Growth Opportunity Fund (“EGOF”)

We plan to organize and operate EGOF as a closed end investment company operating as a BDC in compliance with the Investment Company Act of 1940. SBICOA, as managing partner and a shareholder, will be ultimately responsible for the management of EGOF.

We will provide SBICOA with proceeds from this offering necessary to initially capitalize EGOF. When sufficiently capitalized, EGOF will make investments in qualified SBEs, CDEs and New Market Tax Credit Community Development Entities (“NMTC-CDE”) utilizing strict underwriting standards to provide senior secured and equity-linked subordinated debt investments in these entities to fund their growth and expansion. EGOF may invest in selected SBA qualified SSBICs, and EGOF intends to become SBA certified as a SSBIC. Under present SBA regulations, SSBICs may increase their investment capacity by leveraging their capital through the issuance of debentures guaranteed by the SBA. After its formation, EGOF expects to raise $30 million in equity capital to fund its investments in SMEs, CDEs and SBICs.

EGOF will strictly adhere to written investment selection and underwriting criteria when making investments in SMEs, CDEs and SBICs. SMEs, CDEs and SBICs with whom EGOF makes investments will be required to utilize our written investment selection and underwriting criteria in all transactions with their client companies. For all investments made, EGOF will closely monitor portfolio companies to ensure the preservation of capital and adequate debt service coverage, and may provide fee generating consulting services as needed.

EGOF will seek to make investments in established and well-managed companies with annual sales ranging from $1 million to $50 million. Investments in specific companies are expected to range from $250,000 to $5,000,000, with no single investment exceeding 25% of the Fund’s total capital commitments. Preferential investment industries include consumer products and financial services – industries in which EGOF management has extensive transactional experience. EGOF will not invest in start-up, high technology or highly leveraged companies.

EGOF’s investment objective will be to provide long-term capital appreciation, although there can be no assurance that EGOF will achieve its objective. To achieve this objective, we believe that EGOF’s investment strategy must be to invest in companies who exhibit an opportunity for moderate to substantial earnings enhancement.

EGOF intends to focus its investment analyses on companies exhibiting a performance gap between their current financial performance and their full potential. EGOF will systematically evaluate such businesses utilizing our proprietary methods developed to determine the full economic value of a business. Moreover, this investment strategy will be bolstered by our intention to be actively involved with the business affairs of portfolio companies in whom EGOF invests. EGOF’s approach to portfolio company investment management will be hands-on.

Implementation of EGOF’s proprietary models requires working with a portfolio company’s management in order to determine a viable approach to maximizing a portfolio company’s economic value. EGOF’s involvement may take the form of active board participation, as well as providing strategic counseling and operational analyses.

EGOF’s target market for investments includes the following:

Target Company Profiles for Direct Investments

(1)	Attractive industry and market conditions;

(2)	Relatively meaningful market share and/or specific characteristics that inhibit the threat of competition;

(3)	Relatively stable and profitable operating history;

(4)	Identifiable core competencies which have contributed to profitability; and

(5)	Experienced management.

Target Company Profiles for Indirect Investments

(1)	A strong desire to preserve investor principal;

(2)	Strong investment track record;

(3)	Experienced management;

(4)	Stable and profitable operating history; and

(5)	Provide access to additional investment opportunities.

Generally, EGOF’s underwriting process will begin with the identification of a prospective investment opportunity through one of our target market referral sources. The proposed investment candidate and transaction will be evaluated utilizing EGOF’s transaction risk acceptance criteria (“TRAC”). All TRAC exceptions will be evaluated by EGOF’s investment approval committee (“IAC”) before a decision is made to pursue any opportunity further. EGOF’s IAC will be comprised of a senior MEGA officer, EGOF’s managing director, and one member from an independent advisory board that will be created to support EGOF.

EGOF’s IAC shall conduct a comprehensive view of (i) a target company’s products and market strengths and weaknesses; (ii) management; (iii) the long-term viability of the business and the industry; and, (iv) an investment’s potential risk and return. Our management enjoys excellent access to senior industry experts, and specialized professional firms whom EGOF will use to assist in its exhaustive investigative effort. Unanimous approval is required by EGOF’s IAC for all investments.

Property and Personnel

We occupy approximately 1,000 square feet of office space under a three year lease agreement entered into April 3, 2003 with a nonaffiliated party, at 1730 Rhode Island Ave., N.W., Suite 415, Washington, D.C. 20036. We do not own, or invest in, any real property.

We currently have four employees. We have entered into an employment agreement with Merritt Brown. Mr. Brown’s employment agreement with us became effective on September 3, 2002. The annual salary for Mr. Brown is $150,000, with the possibility of a bonus as determined by the board of directors. Mr. Brown is not entitled to any compensation from us after his employment is terminated, except that if Mr. Brown’s employment is terminated within the first 12 months following his commencement of employment, then we will continue to pay his salary for a period of six months following the date of termination.

Mr. Brown has agreed not to compete with us or solicit our clients or other employees during his term of employment and for two years immediately following his termination. He is also bound by confidentiality provisions, which prohibit the executive from, among other things, disseminating or using confidential information about our clients in any way that would be adverse to us.

We are in the process of finalizing employment agreements for John H. Brown and Joyce L. Brown, which we expect will include similar non-competition and confidentiality provisions. We expect these agreements to be in place shortly after the consummation of this offering.

Legal Proceedings

We are a respondent in a civil action, for confirmation of an arbitration award captioned Herman Adler v. Mega Group, Inc., et al., which commenced on November 15, 1999, in the Supreme Court for the County of Albany, New York. The petitioner, now deceased, was the former owner of an insurance agency which we purchased in 1985. He claimed that the Company failed to honor the payment terms of the agency purchase agreement. On December 15, 1999, an arbitrator rendered, and on March 7, 2000 the arbitrator modified, an award in favor of the petitioner and against the Company in the amount of $157,381. On January 8, 2001, the Supreme Court confirmed the arbitration award and entered judgment against the Company for $168,808 including costs and interest. Judgment was also entered as against various individuals who had guaranteed the Company’s obligation to petitioner. The judgment creditor restrained the Company from making any sale, assignment, transfer, or interference with any property in which the Company has an interest until the judgment is satisfied or vacated. The awarded amount is included in the current portion of long-term debt and related costs and interest are included in accounts payable and accrued expenses on the accompanying March 31, 2003 Balance Sheet.

We are the defendant in a civil action for money damages, for breach of a computer financing agreement, captioned First State Bank v. Mega Group, Inc., in the Supreme Court for the County of Saratoga, New York. On December 14, 2000, the Supreme Court entered judgment against the Company in the amount of $48,000. The judgment creditor restrained the Company from making any sale, assignment, transfer, or interference with any property in which the Company has an interest until the judgment is satisfied or vacated. The judgment amount is included in the current portion of long-term debt on the accompanying March 31, 2003 Balance Sheet.

We are a defendant in a civil action for money damages captioned Verizon Yellow Pages v. Mega Group, Inc., which commenced on January 31, 2003, and is pending in the Supreme Court for the County of Albany, New York. The plaintiff seeks to recover $20,000 for past due advertisement charges, attorneys fees, costs and interest. We vigorously dispute the charges, and a motion for summary judgment has been asserted by the plaintiff.

We commenced an action on March 13, 2003, against our former counsel, attorney Stephen Pechenik, and his law firm, Pechenik & Curro, PC, which is pending in the Supreme Court for the County of Saratoga, New York. In our complaint, we allege professional malpractice in relation to the entry of judgment in a matter captioned Halton v. Mega which was litigated in the Supreme Court for the County of Saratoga, New York, and for certain material misrepresentations which were made by our former counsel at the time of the sale of certain of our assets to Mega Personal Lines. The defendants’ answer was served in May 2003. Discovery has commenced.

We are one of several defendants in a civil action for money damages captioned Mega Personal Lines, Inc. v Mega Group, Inc., et al., which was commenced on March 27, 2003. In this action commenced by Mega Personal Lines (“MPL”), as against Mega Group, Inc., Stephen Pechenik and Pechenik & Curro, PC, MPL seeks to recover based upon material misrepresentations which were made at the time of the sale of certain Mega Group assets to MPL. The same allegations of negligent misrepresentation have been made against both Mega Group and its former counsel. We anticipate an answer which (1) denies any wrongdoing, (2) asserts a counterclaim for unjust enrichment and (3) cross-claims against co-defendants Steve Pechenik and Pechenik & Curro, PC for indemnification.

We are a defendant in other pending lawsuits which, in the view of our management, are not material to our financial statements or the results of our operations.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Positions and Offices

John H. Brown	Chairman of the Board of Directors and Chief Executive Officer

Steven C. Gregory	President and Director

Merritt C. Brown	Vice President, Chief Financial Officer, and Director

Joyce L. Brown	Secretary, Treasurer, and Director

Vern S. Morris	Director

John H. Brown, 57, has been our chairman of the board of directors and chief executive officer since October 2000 and chairman of the board of directors and chief executive officer of SBICOA since March 2000. From August 1999 to October 2001, he was vice president and branch manager of Paulson Investment Co., Inc., an investment banking firm and member of the National Association of Securities Dealers, Inc. From April 1998 to July 1999, he was director of syndicate operations for The Chapman Company, another investment banking firm. Mr. Brown managed Global Venture Group, a venture capital company financing minority-owned enterprises, from June 1995 to April 1998. He is past president of the Oregon chapter of the National Association of Minority Contractors. He is the husband of Joyce L. Brown.

Steven C. Gregory, 52, has been our president and director since October 1997. Since 1981, he has been president of Associates of Clifton Park, Inc., an insurance agency.

Merritt C. Brown, 56, has been our vice president, chief financial officer, and director since September 2002. From October 2000 to August 2002, he was senior vice president and chief administrative officer of J.P. Morgan Chase, an international investment bank, where his responsibilities included managing an investment portfolio, infrastructure review and evaluation, and managing a 2,500-person division worldwide. From September 1986 to August 2000, he was employed as a foreign service officer by the U.S. Department of State, where he served as deputy chief of mission (deputy ambassador) in two tours of duty. Merritt C. Brown is unrelated to John H. or Joyce L. Brown.

Joyce L. Brown, 56, has been our vice president, secretary, and director since October 2000 and an officer and director of SBICOA since March 2000. Since 1990, she has been a management information systems consultant, circuit design engineer and staff coordinator for Sprint, Global One, Inc. and Cable & Wireless, respectively.

Vern S. Morris, 47, has been our director since October 2000 and a director of SBICOA since March 2000. Since February 1998, he has been market manager of Brinker International, Inc., a retailer, with responsibility for multi-unit store operations having sales of approximately $5 million per year. From January 1996 to February 1998, he was area director for Boston Market, a restaurant operator and franchiser, with responsibility for multi-unit store operations having sales of approximately $8 million per year.

Term of Directors, Compensation, and Committees of the Board

We do not have a classified board of directors, and our directors are uncompensated for their services as directors. Each director serves until the next annual meeting of shareholders and until his or her successor shall have been elected and qualified. Each executive officer serves until the first meeting of directors following the next annual meeting of shareholders and until his or her successor shall have been elected and qualified.

Members of the board of directors serve as the executive committee, audit committee and compensation committee. The current members of these committees are John H. Brown, Joyce L. Brown, Merritt C. Brown, Steven C. Gregory and Vern S. Morris. The audit committee oversees the appointment and reappointment of our independent auditors and addresses matters of accounting policy with such auditors. The audit committee also oversees management’s response to and implementation of accounting policy and practice recommendations.

Significant Employees

Gordon T. Gant, 58, has been SBICOA’s vice president of government and community affairs since November 2001. Since January 2001, he has been a government relations consultant based in Washington, D.C. Mr. Gant was a senior advisor and analyst with the U.S. Department of Commerce, from August 1998 to January 2001, and the U.S. Department of Defense, from August 1997 to August 1998.

Section 16(a) Beneficial Ownership Reporting Compliance

Several of our directors, officers, and our more than 10% beneficial owners of our common stock furnished us copies of Forms 3, 4, and 5 which they filed, during our last fiscal year, with the Securities and Exchange Commission, under Section 16(a) of the Securities Exchange Act of 1934. Based solely on a review of those filings, it appears that some were not filed on a timely basis. Information concerning the late filings has previously been reported.

Sarbanes-Oxley Act of 2002 Reporting Compliance

On July 30, 2002, the Sarbanes-Oxley Act of 2002 was enacted. Section 302 of the Act, entitled “Corporate Responsibility for Financial Reports,” required the U.S. Securities and Exchange Commission to adopt final rules that must be effective by August 29, 2002, 30 days after the date of enactment, under which the principal executive officer or officers and the principal financial officer or officers, or persons providing similar functions, must provide a specified certification in issuers’ annual and quarterly reports. Under the statute, the certification must be provided by the officers of broad group of issuers, particularly foreign issuers. We believe that we are in compliance with the certification requirements under Section 302 of the Act.

Executive Compensation

The table below sets forth certain information concerning all plan and non-plan compensation which was earned by, or which we awarded or paid to, the individuals serving as our chief executive officer in 2002 and, if compensated and serving at year-end, as any of our other executive officers during our fiscal year ended December 31, 2002 (collectively, the “named executive officers”).

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Comp.	Restricted Stock Awards	Securities Underlying Options/SARs	LTIP Payouts	All Other Comp.
John H. Brown, Chairman and Chief Executive Officer	2002	$75,000	—	—	—	—	—	—
	2001	$75,000	—	—	—	—	—	—
	2000	—	—	—	—	—	—	—

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Comp.	Restricted Stock Awards	Securities Underlying Options/SARs	LTIP Payouts	All Other Comp.
Joyce L. Brown, Secretary and Treasurer	2002	$75,000	—	—	—	—	—	—
	2001	$75,000	—	—	—	—	—	—
	2000	$75,000		—	—	—	—	—
Merritt C. Brown, Vice President and Chief Financial Officer	2002	$37,500	—	—	—	—	—	—
	2001	—	—	—	—	—	—	—
	2000	—	—	—	—	—	—	—

During our fiscal years ended December 31, 2002 and 2001, we granted no stock options or stock appreciation rights to either of the named executive officers, and neither of them exercised any stock options or stock appreciation rights. At fiscal year end, neither of the named executive officers held any unexercised options or stock appreciation rights, or any restricted stock subject to performance-based conditions to vesting. During our fiscal years ended December 31, 2002 and 2001, we granted no awards to either of the named executive officers under any long-term incentive plan.

We have no standard arrangement under which we compensate our directors and, except as noted below, none of our directors received any compensation for any service as a director during our fiscal year ended December 31, 2002. On June 8, 2001, we granted an option, to our former director, Anthony W. Robinson, for the purchase of 100,000 shares of our common stock. The option is exercisable, at $.50 per share, until June 30, 2006 or until 30 days prior to the commencement of any public offering of our equity securities, whichever comes first.

Neither named executive officer has entered into any currently effective employment agreement with us, and there is no compensatory plan or arrangement under which either named executive officer may receive any remuneration upon his resignation, retirement, or any other termination of his employment with us or from a change in control or a change in the named executive officer’s responsibilities following a change in control.

Employment Contracts

We have entered into an employment agreement with Merritt Brown. Mr. Brown’s employment agreement with us became effective on September 3, 2002. The annual salary for Mr. Brown is $150,000, with the possibility of a bonus as determined by the board of directors. Mr. Brown is not entitled to any compensation from us after his employment is terminated, except that if Mr. Brown’s employment is terminated within the first 12 months following his commencement of employment, then we will continue to pay his salary for a period of six months following the date of termination.

Mr. Brown has agreed not to compete with us or solicit our clients or other employees during his term of employment and for two years immediately following his termination. He is also bound by confidentiality provisions, which prohibit the executive from, among other things, disseminating or using confidential information about our clients in any way that would be adverse to us.

We are in the process of finalizing employment agreements for John H. Brown and Joyce L. Brown, which we expect will include similar non-competition and confidentiality provisions. We expect these agreements to be in place shortly after the consummation of this offering.

CERTAIN TRANSACTIONS

Our officer, director, and principal shareholder, Steven C. Gregory, has advised us that, in connection with the sale of our commercial insurance lines business to Global Underwriters Agency, Inc., on April 27, 1999, he arranged to receive commission income, from the purchaser, in the aggregate amount of approximately $12,000 per year for servicing two accounts.

The contracted-for purchase price for the sale of substantially all of our remaining assets to Mega Personal Lines, Inc., on April 1, 2000, was $427,000, of which $208,000 was paid in cash, $92,000 by the setoff of a related obligation, and $127,000 by the forgiveness of debt claimed owing to Mr. Gregory. Mr. Gregory has advised us that we incurred the $127,000 debt to him for attorney’s fees, rent, automobile expenses, working capital advances, and other expenses in the ordinary course of business, and that he paid them on our behalf, from 1996 to 2000. He separately waived any claim against us for payment of such expenses. Mr. Gregory has further advised us that, in connection with that transaction, he personally loaned $100,000 to the purchaser, that the purchaser, on March 15, 2000, used $92,000 of the loan to settle David G. Becking, et al. v. Mega Group, Inc., et al. on our behalf, as described above, that the loan was subsequently converted into a 40% equity interest in Mega Personal Lines, Inc., which Mr. Gregory continues to own, and that Mega Personal Lines, Inc. set off our $92,000 obligation to it against the purchase price. Mr. Gregory has further advised us that, under an arrangement which he has with Mega Personal Lines, Inc., he is entitled to compensation of $2,000 per month for managing its office in Ballston Lake, New York. We were not a party to any agreement or arrangement under which Mr. Gregory made or received, or is to receive, these payments or an equity interest in Mega Personal Lines, Inc.

Effective April 1, 2000, we transferred our remaining assets, believed to be nominal, to Mr. Gregory, in return for his assumption of a real property lease in Clifton Park, New York and other related obligations.

We acquired no material portion of the assets sold during the two years prior to each of the three sales.

On August 27, 1999, SBICOA borrowed from Joyce L. Brown, then a founder of SBICOA, $100,000 evidenced by a promissory note payable, with interest at the rate of 10% per annum, on December 31, 2003, as extended. On February 26, 2000, SBICOA borrowed from Mrs. Brown an additional $15,000, evidenced by a promissory note payable, with interest at the rate of 15% per annum and, on December 31, 2003, as extended. We have also advanced a net of $7,500 to Mrs. Brown, who has been our officer, director, and principal shareholder since October 11, 2000, and $5,500 to Nelson H. Beebe, our former officer.

On November 1, 1999, SBICOA purchased from Mr. Gregory 776,693 shares of our common stock, for cash of $40,000 and a promissory note for $40,000 payable, together with interest at 6% per annum, in a single installment on June 13, 2000. Payment of the note is currently past due.

On March 1, 2000, SBICOA issued 2,000 cancelable shares of its common stock to Vern S. Morris, then a director and principal shareholder of SBICOA, for a contract for services to be performed having a value of $83,887.25 and a promissory note for $16,112.75 payable, with interest at the rate of 6% per annum, in a single installment on December 31, 2001. Under the contract, entered into as of March 1, 2000, Mr. Morris was to plan, coordinate, establish, and manage an investment education program, for the benefit of SBICOA, in conjunction with one or more recognized churches and meeting certain benchmarks. On October 11, 2000, Mr. Morris exchanged his 2,000 cancelable shares of SBICOA common stock for 3,103,132 cancelable shares of our common stock. Since then he has been our director and principal shareholder. Because the establishment of the investment education program was delayed and the program benchmarks therefore not met, effective December 31, 2000 we canceled 2,603,132 shares of our common stock issued to him in the exchange. Mr. Morris paid the promissory note when due and therefore retains 500,000 shares of our common stock.

Effective October 11, 2000, we acquired all of the issued and outstanding capital stock of SBICOA, in exchange for 9,309,396 authorized and unissued shares of our common stock, in a transaction intended to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code. At the time of the acquisition, SBICOA was the record holder of 776,693 of our shares of common stock and accordingly had a material interest in the transaction as both buyer and seller. John H. Brown, Joyce L. Brown, and Vern S. Morris, currently our officers, directors, and/or principal shareholders, were then officers, directors, and/or principal shareholders of SBICOA. Our shares were valued by our Board of Directors at $.04 per share, based on the Board’s judgment of the value of SBICOA at the time of the exchange.

In connection with the acquisition, we issued 500,000 and 60,000 shares of our authorized and unissued common stock, for services valued at $.04 per share, to our officer, director, and principal shareholder, Steven C. Gregory, and to our former officer, Nelson H. Beebe, respectively. We also entered into stock purchase and repurchase agreements with them, under which we gave them the right, exercisable until March 30, 2001, to purchase up to 500,000 and 60,000 additional shares of our common stock, respectively, for cash of $3.00 per share.

We also gave them the right, exercisable until June 28, 2001, to require us to repurchase all or part of the shares which they acquired on October 11, 2000, for cash of $.50 per share. The purchase and repurchase prices were arbitrarily determined by negotiation between SBICOA and Messrs. Gregory and Beebe and bore no relationship to any recognized standard of value. The purchase and repurchase rights expired unexercised.

In connection with the acquisition, and subject to various conditions, Mr. Gregory agreed to indemnify SBICOA, us, and persons associated with SBICOA and us for all claims and liabilities arising out of or related in any way to our business or operations, including our breach of any of the representations, warranties, and covenants set forth in an Agreement and Plan of Share Exchange, dated July 13, 2000, between SBICOA and us, and including also any claim asserted against us in certain civil actions. His October 11, 2000 agreement of indemnity provides that he shall not be personally liable for the obligation to indemnify SBICOA and us, but rather that any liability for which he would otherwise be responsible shall be satisfied by his transfer to the person or persons indemnified of such number of shares of our common stock held by him as shall be equal to the amount of the liability divided by $2.50. This exchange ratio was arbitrarily determined by negotiation between SBICOA and Mr. Gregory and bears no relationship to any recognized standard of value. To secure his agreement, Mr. Gregory gave SBICOA and us a security interest in all of our shares and consented that his certificates for our shares, which remain in his possession, should bear a restrictive legend and that stop transfer instructions might be noted in our transfer books and records.

In connection with the acquisition, Mr. Gregory consented to the termination, without further consideration, of his employment agreement dated April 28, 1992 with us.

John H. Brown, the beneficial owner of 2,602,132 shares of our common stock, or 27.8% of our issued and outstanding common stock as computed in “Principal Shareholders,” and Joyce L. Brown, the beneficial owner of 3,102,532 shares of our common stock, or 33.1% of our issued and outstanding common stock as computed in “Principal Shareholders,” may be deemed to be our “parents” within the meaning of Rule 405 under the Securities Act of 1933.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information, as of March 31, 2003, concerning the shares of our common stock owned by each more-than-five-percent beneficial owner of our common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group:

Security Ownership Table

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class
John H. Brown 1730 Rhode Island Ave., N.W., #415 Washington, D.C. 20036	2,602,132		27.8	%(1)

Joyce L. Brown 1730 Rhode Island Ave., N.W., #415 Washington, D.C. 20036	3,102,532	(2)	33.1	%(1)

Steven C. Gregory 313 Ushers Road Ballston Lake, NY 12019	501,125	(3)	5.4	%(1)

Vern S. Morris 46619 Carriage Court Sterling, VA 20164	505,498		5.4	%(1)

Merritt C. Brown 51 Howell Drive West Orange, NJ 07052	500,000		5.3%

Directors and Executive Officers as a Group (5 Persons)	7,211,287	(2),(3)	77.0	%(1)

(1)	Based on 9,359,303 shares of common stock issued and outstanding, less 75,302 shares held of record or beneficially by SBICOA, our wholly-owned subsidiary, plus any additional shares deemed “beneficially owned” by the respective beneficial owners, computed as provided in Section 13(d)(4) of the Securities Exchange Act of 1934 and SEC Rule 13d-3. John H. and Joyce L. Brown exercise shared voting and investment power with respect to the shares held by SBICOA.
(2)	Includes 9,400 shares of common stock held of record by Small Business Investment Club of America, an affiliated general partnership, as to which Joyce L. Brown exercises voting and investment power.
(3)	Includes 1,125 shares held of record by Margaret Laguardia Gregory, Mr. Gregory’s wife. Mr. Gregory disclaims beneficial ownership of the shares held by his wife.

On December 31, 2002, Robert L. Halton, our former officer and director, owned 10,000 shares of our 8% cumulative convertible preferred stock, representing all of the issued and outstanding shares of our preferred stock, our only other outstanding class of equity securities.

Except as otherwise indicated, all of the persons named above hold their shares directly and of record. None of them holds any shares under a trust or other comparable agreement. We know of no arrangements which may result in a change in our control.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 25,000,000 shares of common stock, par value $.016 per share, and 400,000 shares of 8% cumulative convertible preferred stock, par value $1.00 per share. On the date of this prospectus, there were 9,359,303 shares of our common stock and 10,000 shares of our preferred stock outstanding. There were also outstanding options entitling the purchasers to acquire 280,000 shares of our common stock at a weighted average purchase price of $.50 per share.

Units

We are offering, for sale to the public, 1,500,000 of our units, each unit consisting of one share of our common stock and one warrant to purchase an additional share of our common stock. The units will trade beginning immediately after the closing. The common stock and redeemable stock purchase warrants that constitute units will not trade as separate securities until 30 days after the date of this prospectus, at which time the common stock and redeemable stock purchase warrants will automatically trade separately and the units will no longer trade as a separate security.

Common Stock

The holders of our common stock are entitled to one vote per share with respect to each matter on which the holders of our common stock are entitled to vote, and they are not entitled to cumulate their votes in the election of our directors. They are entitled to receive dividends as they may be lawfully declared from time to time by our board of directors, subject to any preferential rights of holders of any outstanding shares of preferred stock. In the event of any liquidation, dissolution, or winding up of our company, holders of our common stock are entitled to share ratably in our assets available for distribution to the stockholders, subject to the prior rights of holders of any outstanding preferred stock. The holders of our common stock do not have preemptive, subscription, or redemption rights, and are not subject to further calls or assessments.

Preferred Stock

Our board of directors has the authority, within the limitations and restrictions in the amended and restated certificate of incorporation, to issue 400,000 shares of 8% cumulative convertible preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Mega Group without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of the common stock. We currently have no plans to issue any additional shares of preferred stock.

Warrants

Each redeemable stock purchase warrant entitles the holder to purchase one share of our common stock at a price equal to 150% of the per unit public offering price. The number of shares of our common stock issuable upon exercise of the redeemable stock purchase warrants and the exercise price are subject to adjustment in the event of certain limited circumstances, including stock splits and stock dividends that affect the number of outstanding shares of our common stock. The redeemable stock purchase warrants may be exercised at any time during the period beginning on the date on which the common stock and redeemable stock purchase warrant, that constitute a unit, begin to trade separately and ending on the date five years after the date of this prospectus.

We may redeem the redeemable stock purchase warrants at a redemption price of $.25 per warrant, on not less than 30 days’ prior written notice, if the last sales price of our common stock has been at least 200% of the per unit public offering price of the warrants for any 20 consecutive trading day period ending within not more than 15 trading days prior to the date on which the redemption notice is given.

The number of shares of Common Stock for which this Warrant is exercisable and the Exercise Price at which such shares may be purchased shall be subject to adjustment from time to time as set forth below:

(a)	Stock Dividends, Subdivisions and Combinations.

If at any time the Company shall:

(i) declare, order, pay or make a dividend payable in, or other distribution of, Additional Shares of Common Stock;

(ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock; or

(iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock; then (A) the number of shares of Common Stock for which this Warrant is exercisable immediately after the happening of such event shall be adjusted to equal the number of shares of Common Stock which a record holder of the same number of shares of Common Stock immediately prior to the happening of such event would own or be entitled to receive after the happening of such event, and (B) the Exercise Price shall be adjusted to equal (1) the Exercise Price in effect immediately prior to such event multiplied by the number of shares of Common Stock for which this Warrant is exercisable immediately prior to the adjustment divided by (2) the number of shares for which this Warrant is exercisable immediately after such adjustment.

(b) Dividends and Distributions. If the Company shall distribute to all holders of its outstanding shares of Common Stock evidence of indebtedness of the Company, cash (including cash dividends payable out of consolidated earnings or earned surplus) or assets or securities other than Additional Shares of Common Stock, including stock of a subsidiary but excluding dividends or distributions referred to in Section 6(b) above (any such evidences of indebtedness, cash, assets or securities, the “assets or securities”), then, in each case, the Exercise Price shall be adjusted by subtracting from the Exercise Price then in effect the value of the assets or securities that a Holder would have been entitled to receive as a result of such distribution had this Warrant been exercised with respect to all shares of Common Stock for which this Warrant is then exercisable and all such shares of Common Stock issued in the name of such Holder immediately prior to the record date for such distribution; provided that if, after giving effect to such adjustment, the Exercise Price would be less than zero, the Company shall distribute such assets or securities to such Holder as if such Holder had exercised this Warrant and the shares of Common Stock had been issued in the name of such Holder immediately prior to the record date for such distribution. Any adjustment required by this section shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for the determination of shareholders entitled to receive such distribution.

(c) Reorganization, Reclassification, Consolidation or Merger. If the Company shall (i) effect any reorganization or reclassification of its capital stock or (ii) consolidate or merge with or into, or transfer all or substantially all of its properties and assets to, any other person, in either case in a transaction in connection with which a Holder has not exercised this Warrant, then, upon any exercise of this Warrant subsequent to the consummation thereof, such Holder shall be entitled to receive, in lieu of the Common Stock issuable upon exercise immediately prior to such consummation, the highest amount of stock, other securities or property (including cash) to which such Holder would have been entitled upon such consummation if such Holder had exercised this Warrant immediately prior thereto, all subject to further adjustments thereafter as provided in this section.

Change in Control Arrangements

Our certificate of incorporation and bylaws contain several other provisions that could delay or make more difficult the acquisition of our company through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of our common stock. Such provisions, which are described below, include restrictions on the ability of stockholders to take action without a meeting, restrictions on stockholders’ ability to call a special meeting, advance notice procedures regarding any proposal of stockholder business to be discussed at a stockholders meeting, and supermajority voting provisions regarding the ability of stockholders to amend our certificate of incorporation and our bylaws.

Stockholder Action

Stockholders cannot act by written consent and any action required or permitted to be taken by our stockholders must be taken at an annual or special meeting.

Special Meetings of Stockholders

Our certificate of incorporation provides that special meetings of the stockholders may only be called by the chairman of the board of directors or by a majority of the board of directors and may not be called by the holders of our common stock.

Advance Notice Procedure for Director Nominations and Stockholder Proposals

Our bylaws provide that, subject to the rights of holders of any outstanding shares of our preferred stock, a stockholder may nominate one or more persons for election as directors at a meeting only if written notice of the stockholder’s nomination has been given, either by personal delivery or certified mail, to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

(1)	the name, age, business address and, if known, residential address of each nominee;

(2)	the principal occupation or employment of each nominee;

(3)	the class, series and number of our shares beneficially owned by each nominee;

(4)	any other information relating to each nominee required by the Securities and Exchange Commission’s proxy rules; and

(5)	the written consent of each nominee to be named in our proxy statement and to serve as director if elected.

Our corporate secretary will deliver all notices to the Nominating Committee of our board of directors for review. After review, the Nominating Committee will make its recommendation regarding nominees to our board of directors. Defective nominations will be disregarded.

For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice of the proposed business in writing to our corporate secretary. To be timely, a stockholder’s notice must be given, either by personal delivery or by certified mail, to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

(1)	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

(2)	the name and address of the stockholder proposing the business as they appear on our stock transfer books;

(3)	a representation that the stockholder is a stockholder of record and intends to appear in person or by proxy at the annual meeting to bring the business proposed in the notice before the meeting;

(4)	the class, series and number of our shares beneficially owned by the stockholder; and

(5)	any material interest of the stockholder in the business.

Business brought before an annual meeting without complying with these provisions will not be transacted.

Although our bylaws do not give the board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Amendment of Our Certificate of Incorporation

There are provisions in our certificate of incorporation that can only be amended by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class. These provisions that can only be amended by this supermajority vote relate to:

(1)	the number, election and removal of our directors;

(2)	the filling of vacancies on our board of directors;

(3)	the amendment of our bylaws;

(4)	the calling of special meetings, the inability of stockholders to act by written consent and the lack of cumulative voting rights;

(5)	the limitation of liability of our directors and the indemnification of our directors and officers and other persons at our discretion described below in this section;

(6)	the renunciation of corporate opportunities described below in this section; and

(7)	the amendment of the foregoing requirements for a supermajority vote.

Amendment of Our Bylaws

Our certificate of incorporation provides that our bylaws can be amended only by either our board of directors or the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class.

Limitation of Liability and Indemnification

Our certificate of incorporation provides that, to the full extent from time to time permitted by law, no director shall be personally liable for monetary damages for breach of any duty as a director. As required under current New York law, our certificate of incorporation currently provides that this waiver may not apply to liability:

(1)	for any breach of the director’s duty of loyalty to us or our stockholders;

(2)	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

(3)	under Article 6, Section 623 of the New York Business Corporation Law (governing distributions to stockholders); or

(4)	for any transaction from which the director derived any improper personal benefit.

However, in the event the New York Business Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the New York Business Corporation Law, as so amended. Neither the amendment or repeal of this provision of our certificate of incorporation, nor the adoption of any provision of our certificate of incorporation which is inconsistent with this provision, shall eliminate or reduce the protection afforded by this provision with respect to any matter which occurred, or any suit or claim which, but for this provision would have accrued or arisen, prior to such amendment, repeal or adoption.

Our certificate of incorporation also provides that we shall, to the fullest extent from time to time as permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We shall also indemnify any person who, at our request, is or was serving as a director, officer or trustee of another corporation, joint venture, employee benefit plan trust or other enterprise.

The right to be indemnified shall include the right of an officer or a director to be paid expenses in advance of the final disposition of any proceeding, if we receive an undertaking to repay such amount if it shall be determined that he or she is not entitled to be indemnified.

Our board of directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our board of directors may also adopt bylaws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment nor repeal of these indemnification provisions, nor the adoption of any provision of our certificate of incorporation inconsistent with these indemnification provisions, shall eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or adoption.

We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of ours in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Transfer Agent and Registrar

The transfer agent and registrar for our units, common stock, and redeemable common stock purchase warrants is American Stock Transfer & Trust Co., Inc. We intend to have American Stock Transfer & Trust Co., Inc. also act as our warrant agent for the redeemable stock purchase warrants.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock and our ability to raise equity capital in the future.

Upon completion of this offering, we will have outstanding an aggregate of 10,859,303 shares of our common stock. Of the outstanding shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. The remaining 7,891,970 shares of common stock held by existing stockholders are “restricted securities” as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which rules are summarized below.

LOCK-UP AGREEMENTS

All of our executive officers, directors, key employees and significant stockholders, who together will hold an aggregate of 8,056,412 shares of common stock following this offering, have signed lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner:

(1)	in the case of transfers to specified trusts; or

(2)	as a bona fide gift

As a result of these lock-up agreements and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows:

(1)	approximately 777,193 restricted securities will be eligible for immediate sale on the date of this prospectus;

(2)	approximately 100,000 restricted securities will be eligible for sale beginning 90 days after the date of this prospectus, subject in some cases to compliance with Rule 144;

(3)	approximately 500,000 additional restricted securities will be eligible for sale beginning 180 days after the effective date of this offering upon expiration of the lock-up agreements, subject in some cases to compliance with Rule 144; and

(4)	the remainder of the restricted securities will be eligible for sale from time to time thereafter, subject in some cases to compliance with Rule 144.

RULE 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

(1)	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

(2)	the average weekly trading volume of the common stock on the Nasdaq Small Cap during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us, as well as the filing with the Securities and Exchange Commission of a notice of intent to sell. A person who is not an affiliate of the company at any time during the 90 days immediately preceding a sale of restricted securities, and who has owned the restricted securities for at least two years, may sell the shares under Rule 144(k) without regard to the requirements described above.

RULE 144(K)

Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, “144(k) shares” may be sold immediately upon the completion of this offering.

RULE 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we anticipate selling all of the units offered by this prospectus exclusively through our officers and directors, without the assistance of brokers, dealers, and finders. Our officers and directors will participate in the distribution of the offering in reliance upon the exemption from broker-dealer registration provided by Rule 3a4-1 under the Securities Exchange Act of 1934.

We may in the future, in our sole discretion, elect to engage certain brokers, dealers and finders to assist in the marketing and distribution of this offering. Such brokers, dealers, and finders will be compensated, in accordance with all state and federal securities laws, with cash, securities of the issuer, or both. If we choose to employ a broker-dealer for the purpose of selling the units offered by this prospectus, we will amend our registration statement to identify a selected broker-dealer at such time as such broker-dealer sells 5% or more of the offering. Prior to the participation of any broker-dealer in the distribution of this offering, it will be required to obtain a no objection position from the NASD regarding the proposed underwriting compensation and arrangements.

This is a best-efforts, no minimum offering. We are not required to sell any minimum offering of units. Neither we nor any other person is required to sell any specific number or dollar amount of securities in this unit offering, but we will use our best efforts to sell all of the 1,500,000 units offered. Funds received from subscribers will be used immediately by the Company. See “Use of Proceeds.”

Our officers and directors, as well as investors who have acquired our common stock in private transactions, have agreed to limit sales and other transfers of our common stock as described above under “Lock-up Agreements.”

Prior to this offering, there has been only a limited public market for our common stock and no public market at all for our redeemable stock purchase warrants or units. Consequently, the public offering price of the units, the components of the units, and the terms of the warrants were determined arbitrarily by us. Among the factors we considered were the prevailing market price of our common stock and the following factors:

(1)	the history and prospects of our business and the industry in which we compete;

(2)	an assessment of our management and the present state of our development;

(3)	prevailing market conditions in the U.S. economy and the industry in which we compete; and

(4)	estimates of our business potential.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the units. That price is subject to change as a result of market conditions and other factors.

The following table shows the estimated expenses, other than underwriting discounts and commissions, that we expect to pay in connection with this offering:

Amount
Securities and Exchange Commission Registration Fee	$
NASD Filing Fee	$
Nasdaq Small Cap Listing Fee	$
Accounting Fees and Expenses	$
Blue Sky Fees and Expenses	$
Legal Fees and Expenses	$
Transfer Agent and Registrar Fees and Expenses	$
Printing and Engraving Expenses	$
Trustee’s fees	$
Miscellaneous Fees and Expenses	$

Total	$

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Guydon Clarke & Associates, L.L.P., Washington, D.C.

EXPERTS

Aronson & Company, independent auditors, have audited our consolidated financial statements as of December 31, 2001 and December 31, 2002 and for the years ended December 31, 2001 and December 31, 2002, as set forth in their report. We have included our consolidated financial statements in this prospectus and elsewhere in the registration statement in reliance on Aronson & Company’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 (including exhibits and schedules thereto) under the Securities Act with respect to the common stock and redeemable common stock purchase warrants to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Mega Group, the common stock and the redeemable common stock purchase warrants, reference is made to the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each case reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy all or any portion of the registration statement or any reports, statements or other information in our files in the Commission’s public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Commission filings, including the registration statement, will also be available to you on the Commission’s Internet site (http://www.sec.gov).

We intend to furnish to our stockholders annual reports containing financial statements audited by our independent auditors and to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

MEGA GROUP, INC. AND SUBSIDIARY

INDEPENDENT AUDITOR’S REPORT

Board of Directors

Mega Group, Inc.

Washington, DC

We have audited the accompanying Consolidated Balance Sheets of Mega Group, Inc. and Subsidiary as of December 31, 2002 and 2001, and the related Consolidated Statements of Operations, Comprehensive Income (Loss), Deficiency in Stockholders’ Equity and Cash Flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mega Group, Inc. and Subsidiary as of December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the consolidated financial statements, the Company has deficiencies in stockholders’ equity and working capital and is in default on certain of its obligations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/    ARONSON & COMPANY

Rockville, Maryland

February 12, 2003

MEGA GROUP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2001	2002
ASSETS
Current assets
Cash	$17,100	$4,031
Marketable securities	1,544	1,025
Accounts receivable	—	30,000
Loans receivable	45,134	19,904
Loan financing costs, net	—	1,667

Total current assets	63,778	56,627

Property and equipment
Computer equipment	10,683	—
Office furniture and equipment	13,695	25,140

Total	24,378	25,140
Less: Accumulated depreciation and amortization	(13,802)	(16,587)

Net property and equipment	10,576	8,553

Total assets	$74,354	$65,180

LIABILITIES AND DEFICIENCY IN STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$661,429	$684,741
Accrued wages	291,174	453,734
Accrued interest	114,330	218,682
Due to stockholders	70,976	116,966
Due to affiliate	2,939	—
Current portion of long-term debt	716,582	1,002,494

Total current liabilities	1,857,430	2,476,617

Long-term debt, net of current portion	49,183	3,680

Total liabilities	1,906,613	2,480,297

Commitments and contingencies

Deficiency in stockholders’ equity
Preferred stock, cumulative 8%, $1 par value per share, 400,000 shares authorized, 10,000 shares issued and outstanding	10,000	10,000
Common stock, $0.016 par value per share, 25,000,000 shares authorized, 9,359,303 and 8,056,912 shares issued and outstanding in 2002 and 2001, respectively	128,911	149,749
Additional paid-in capital	3,463,013	3,544,718
Accumulated deficit	(5,432,881)	(6,118,120)
Accumulated other comprehensive loss	(1,302)	(1,464)

Total deficiency in stockholders’ equity	(1,832,259)	(2,415,117)

Total liabilities and deficiency in stockholders’ equity	$74,354	$65,180

The accompanying Notes to Financial Statements are an integral part of these financial statements

MEGA GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2001	2002
Revenue	$—	$30,000

Operating expenses
Compensation and benefits	156,024	204,187
Other selling, general and administrative expenses	243,445	371,289
Depreciation and amortization	3,430	11,118

Total operating expenses	402,899	586,594

Loss from operations	(402,899)	(556,594)

Other income (expense)
Realized loss on marketable securities	(84,402)	(488)
Interest income	404	640
Interest expense	(107,374)	(127,997)

Total	(191,372)	(127,845)

Loss before provision (benefit) for income taxes	(594,271)	(684,439)

Provision (benefit) for income taxes	(39,634)	—

Net loss	$(554,637)	$(684,439)

Basic and dilutive net loss per common share:

Basic and dilutive net loss per common share	$(0.07)	$(0.08)

Basic and dilutive weighted average common shares used to compute net loss per share	8,056,912	8,589,327

The accompanying Notes to Financial Statements are an integral part of these financial statements.

MEGA GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years Ended December 31,
	2001	2002
Net loss	$(554,637)	$(684,439)

(Increase) decrease in unrealized loss on marketable securities	14,680	(378)
Reclassification of previously unrealized loss on marketable securities to realized loss	84,402	108
Tax provision (benefit)	(39,634)	108

Other comprehensive (loss) income	59,448	(162)

Comprehensive loss	$(495,189)	$(684,601)

The accompanying Notes to Financial Statements are an integral part of these financial statements.

MEGA GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF DEFICIENCY IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2002 and 2001

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Deficiency in Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance, January 1, 2001	10,000	$10,000	8,056,912	$128,911	$3,463,013	$(4,877,444)	$(60,750)	$(1,336,270)
Unrealized loss on marketable securities, net of tax and reclassification adjustment for losses included in statement of operations	—	—	—	—	—	—	59,448	59,448
Net loss	—	—	—	—	—	(554,637)	—	(554,637)
Preferred stock dividend	—	—	—	—	—	(800)	—	(800)

Balance, December 31, 2001	10,000	10,000	8,056,912	128,911	3,463,013	(5,432,881)	(1,302)	(1,832,259)
Issuance of stock for:
Compensation	—	—	692,391	11,078	30,465	—	—	41,543
Membership dues	—	—	10,000	160	840	—	—	1,000
Loan financing cost	—	—	100,000	1,600	8,400	—	—	10,000
Consulting and professional services	—	—	500,000	8,000	42,000	—	—	50,000
Unrealized loss on marketable securities, net of tax and reclassification adjustment for losses included in statement of operations	—	—	—	—	—	—	(162)	(162)
Net loss	—	—	—	—	—	(684,439)	—	(684,439)
Preferred stock dividend	—	—	—	—	—	(800)	—	(800)

Balance, December 31, 2002	10,000	$10,000	9,359,303	$149,749	$3,544,718	$(6,118,120)	$(1,464)	$(2,415,117)

The accompanying Notes to Financial Statements are an integral part of these financial statements.

MEGA GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2001	2002
Cash flows from operating activities
Net loss	$(554,637)	$(684,439)
Adjustments to reconcile net loss to net cash used by operating activities
Realized loss on sale of marketable securities	84,402	488
Depreciation and amortization	3,430	11,118
Provision (benefit) for income taxes	(39,634)	108
Write-off of loans receivable	—	28,019
Interest paid by shareholder on the Company’s behalf	—	7,579
Common stock issued for payment of membership dues	—	1,000
Common stock issued for payment of professional services	—	50,000
Seizure of cash in litigation	9,345	—
(Increase) decrease in
Accounts receivable	—	(30,000)
Accrued interest receivable	819	—
Increase (decrease) in
Accounts payable and accrued expenses	101,380	23,312
Accrued wages	140,000	204,187
Accrued interest	66,317	104,352

Net cash used by operating activities	(188,578)	(284,276)

Cash flows from investing activities
Advances made under loans receivable	(466)	(7,041)
Repayments received under loans receivable	16,113	4,252
Proceeds from sale of marketable securities	147,332	—
Purchase of marketable securities	(54,196)	(323)
Purchase of property and equipment	—	(762)

Net cash (used) provided by investing activities	108,783	(3,874)

Cash flows from financing activities
Proceeds from notes payable	90,547	315,000
Principal payments on notes payable	(75,127)	(36,180)
Payments to affiliates	(464)	(2,939)
Advances from stockholder	56,356	—
Preferred dividends	(800)	(800)

Net cash provided by financing activities	70,512	275,081

Net decrease in cash	$(9,283)	$(13,069)
Cash—beginning of year	26,383	17,100

Cash—end of year	$17,100	$4,031

Supplemental cash flow information
Actual cash payments for:
Income taxes	$200	$—

Interest	$33,603	$16,066

Noncash Investing and Financing Activities:
Bank enforcement of guaranties against certain stockholders to collect debt	$14,620	$—

Common stock issued for payment of loan financing costs	$—	$10,000

Common stock issued for payment of accrued wages	$—	$41,543

Marketable securities exchanged for payment of accrued wages	$—	$84

Payments made by shareholder on notes payable on behalf of the Company	$—	$38,411

The accompanying Notes to Financial Statements are an integral part of these financial statements.

MEGA GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and significant accounting policies

Nature of business:  Mega Group, Inc. (Company) was incorporated on December 28, 1983 in the State of New York. The current business plan is to provide diversified financial services to ethnic communities and faith-based entities in the United States and to operate as a specialized financial institution providing loans and investments for businesses in low and moderate income communities.

Principles of consolidation:  The consolidated financial statements include accounts of Mega Group, Inc. and those of its wholly owned subsidiary, Small Business Investment Corporation of America, Inc. (SBICOA). All significant intercompany transactions have been eliminated in consolidation.

Revenue recognition:  Consulting fees revenue represents fees earned in connection with financial consulting services rendered. Revenue from these services is recognized as the services are performed.

Cash and cash equivalents: For purposes of financial statement presentation, the Company considers all highly liquid debt instruments with initial maturities of ninety days or less to be cash equivalents. The Company maintains cash balances which may exceed federally insured limits, but the Company does not believe that this results in any significant risk.

Marketable securities:  Marketable securities consist mainly of an investment in common stock and are classified as available-for-sale and reported at fair value. The fair value of marketable securities is based on quoted market prices. Unrealized gains and losses on marketable securities are reported at a net amount as a separate component of stockholders’ equity. As of December 31, 2002, the cost basis of and unrealized loss on marketable securities was $3,464 and $2,439, respectively. As of December 31, 2001, the cost basis of and unrealized loss on marketable securities was $3,712 and $2,168, respectively.

Loan fees:  Costs of obtaining the working capital notes payable from Matah Holding, LLC in 2002 (Note 4) have been capitalized and are being amortized over six months which correspond to the loans original term. The capitalized loan fee in the accompanying Balance Sheets at December 31, 2002 are net of amortization costs of $8,333.

Property and equipment:  Property and equipment are stated at cost and are being depreciated using the straight-line method over the estimated useful lives of the related assets.

Income taxes:  The asset and liability method of accounting for income taxes is used. Deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. When necessary, a valuation allowance is recorded to reduce tax assets to an amount for which realization is more likely than not. The effect of changes in tax rates is recognized in the period in which the rate change occurs.

Advertising costs:  The cost of advertising is expensed as incurred. Advertising expense was $466 and $580 for 2002 and 2001, respectively.

Fair value of financial instruments:  The carrying amounts of cash, accounts payable, notes payable, and accrued expense obligations approximate their fair value due to the short-term nature or their underlying terms.

Stock options:  In accounting for stock options to employees, the Company follows the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, as opposed to the fair value method prescribed by Statement of Financial Accounting Standards No. 123;

MEGA GROUP INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

1.    Organization and significant accounting policies—(Continued)

Accounting for Stock-Based Compensation. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123:

	Year Ended December 31,
	2001	2002
Net loss, as reported	$(554,637)	$(684,439)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	—	—

Pro-forma net loss	$(554,637)	$(684,439)

Earnings per share:
Basic and dilutive—as reported	$(0.07)	$(0.08)

Basic and dilutive—pro forma	$(0.07)	$(0.08)

This disclosure is in accordance with Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, that the Company has adopted in these financial statements.

Net loss per common share:  Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated using the weighted average number of common shares plus dilutive common stock equivalents outstanding during the period. Anti-dilutive common stock equivalents are excluded. Common stock equivalents are stock options.

Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.    Due to stockholders and affiliate

Due to affiliate:  A partnership in which a controlling stockholder is a partner has incurred various expenses on the Company’s behalf. The outstanding balance due to this partnership totaled $2,939 as of December 31, 2001, and was repaid in full in 2002.

Due to stockholders:  The Company was obligated to a bank under a term note for $14,620 at December 31, 2000. Due to its failure to make all scheduled payments under the note and financial covenant violations, the bank enforced its guaranties against certain stockholders during 2001. As a result, the stockholders paid the indebtedness on the Company’s behalf and the obligation is now due to stockholders as of December 31, 2002 and 2001.

The Company owes its president/stockholder $102,346 and $56,356 at December 31, 2002 and 2001, respectively, for payments made by the president on the Company’s behalf. Such payments were in connection with the David G. Becking, et al. v. Mega Group, Inc., et al. litigation (See Note 8).

The foregoing obligations to stockholders have no specified terms for interest or repayment.

MEGA GROUP INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.    Due to stockholders and affiliate—(Continued)

Notes payable:  The Company is obligated under notes payable totaling $129,994 and $148,174 to certain of our stockholders and officers at December 31, 2002 and 2001, respectively. These obligations are described in detail in Note 4.

3.    Loans receivable

During 2002 and 2001, the Company made informal loans to and incurred various expenses on behalf of investment brokers with whom the Company shares its office space. These loans totaled $19,904 and $45,134 as of December 31, 2002 and 2001, respectively, and are expected to be repaid during 2003.

MEGA GROUP INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.    Long-term debt At December 31, 2002 and 2001, long-term debt consisted of the following:

	2001	2002
Note payable for agency purchase, requiring monthly payments based upon revenues generated by the book of business purchased, including interest imputed at 10%. Guaranteed by former Company directors. The Company is in default on the obligation and, accordingly, it is classified as a current liability. The obligation was subject to arbitration for which an award was rendered in December 1999.	$157,381	$157,381
Notes payable for agency purchases, requiring monthly payments ranging from approximately $600 to $6,000, including interest, both stated and imputed, ranging from 8% to 9%, with scheduled maturities through December 2008. The Company is in default on the obligations and, accordingly, they are classified as current liabilities. (Includes $146,397 related to a November 2000 court order, as described in Note 8).	161,618	161,618
Notes payable for agency purchase, as settled, requiring 48 monthly payments of $3,705 including interest at 9%, guaranteed by the president and his spouse, final payment due March 2004.	87,592	49,181
Capital lease obligation, refinanced in May 1998, requiring monthly payments of $2,221, including imputed interest at 10%, final payment due May 2001, collateralized by the leased equipment. The Company is in default on the obligation and, accordingly, it is classified as a current liability. In June 2000 the lessor commenced legal action against the Company for $56,000. A judgment was entered against the Company for $48,000 in December 2000.	48,000	48,000
Note payable, unsecured, convertible into 6,000 shares of our common stock, bearing interest at 10%, due October 2001. Principal on the note was paid in full in July 2002.	$3,000	$—
Note payable to an individual for a cash loan, unsecured, bearing interest at 12%. The noteholder insists the note is in default, and accordingly, it is classified as a current liability.	100,000	100,000
Note payable to a stockholder and officer, unsecured, bearing interest at 15%, due December 2003.	15,000	15,000
Note payable to a stockholder and officer, unsecured, bearing interest at 15%, due December 2003.	—	15,000
Notes payable to a stockholder and officer, unsecured, bearing interest at 10%, due December 2003.	92,627	74,653
Note payable to the president of the Company for redemption of the Company’s common shares, unsecured, bearing interest at 6%, due June 15, 2000. The Company is in default on this note and, accordingly, it is classified as a current liability.	40,547	25,341
Note payable, unsecured, bearing interest at 12.5%, due June 2003. The note also granted an option to the payee to purchase 120,000 shares at $.50 per share (Note 7). The holder of the note may apply any part of the outstanding balance to exercise the option.	60,000	60,000
Working capital notes payable to Matah Holding, LLC, bearing interest at 12%, due April 14, 2003. (See below)	—	300,000

Total	765,765	1,006,174
Less: Current portion	(716,582)	(1,002,494)

Net long-term debt	$49,183	$3,680

MEGA GROUP INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.    Long-term debt At December 31, 2002 and 2001, long-term debt consisted of the following—(Continued):

Future annual maturities of long-term debt as of December 31, 2002 are as follows:

Year Ending December 31	Amount
2003	$1,002,494
2004	3,680

Total	$1,006,174

On July 15, 2002, the Company entered into a Loan and Security Agreement with Matah Holdings, LLC (a New Jersey Limited Liability Company) (“Matah”). The agreement provides the Company with a working capital loan facility under which it could borrow up to $500,000 from July 18, 2002 through August 28, 2002. During the year ended December 31, 2002, the Company received proceeds from two $150,000 promissory notes dated July 18, 2002 and July 29, 2002. The notes are personally guaranteed by the Company’s Chief Executive Officer and Treasurer (who are also majority stockholders) and are secured by common stock of the Company held by the Chief Executive Officer and Treasurer. Principal and accrued interest at 12% per annum under each note are due on January 14, 2003 (no monthly payments are required). The Company issued 100,000 shares of its common stock, which was valued at $10,000, as additional consideration for the loan (See Note 6).

In January 2003, Matah extended the maturity date of the loan to April 14, 2003 and loaned the Company an additional $100,000. The agreement called for 50,000 shares of common stock to be issued to Matah as additional consideration.

5.    Income taxes

The provision (benefit) for income taxes for 2002 and 2001, all of which is deferred, was calculated as follows:

	2001	2002
Federal income taxes at statutory rates	$(201,984)	$(232,672)
State income taxes, net of Federal income tax effect	(37,248)	(42,908)
Permanent differences	6,469	(21,686)
Income taxes related to other comprehensive income	(39,634)	—
Increase in valuation allowance on deferred tax asset	232,763	297,266

Provision (benefit) for income taxes	$(39,634)	$—

MEGA GROUP INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.    Income taxes—(Continued)

As of December 31, 2002 net operating losses of approximately $4,132,000 are available to offset future taxable income and expire as follows:

Expiring December 31,	Amount
2003	$67,000
2004	155,000
2005	903,000
2006	132,000
2007	513,000
2008	76,000
2009	51,000
2010	123,000
2011	274,000
2012	68,000
2018	89,000
2019	100,000
2020	313,000
2021	587,000
2022	681,000

Total	$4,132,000

The loss carryforwards result in a deferred tax asset available to the Company of approximately $1,660,000 and $1,363,000 at December 31, 2002 and 2001, respectively. The Company has provided an allowance for the full amount of this deferred tax asset because management has determined it is more likely than not that it will not be realized.

6.    Stockholders’ equity

Preferred stock:  The Company has suspended the payment of dividends on the 8% cumulative preferred stock. As a result, although recorded in the accompanying financial statements, the Company is in arrears in payment of the dividends for all years 1993 through 2002. As of December 31, 2002 and 2001, the aggregate amount in arrears was $8,000 and $7,200, respectively. Upon any voluntary liquidation, dissolution or winding up of the Corporation, preferred stockholders are entitled, before any distribution shall be made to common stockholders, to be paid out an amount equal to $1.00 per preferred share plus any accrued but unpaid dividends.

Common stock:  On May 7, 2002, the Company issued 692,391 shares of its common stock to its Chief Executive Officer for payment of previously accrued and unpaid wages valued at $41,543 ($0.06 per share based on the trading price of the Company’s shares on the issuance date).

On June 30, 2002, the Company issued 10,000 shares of its common stock for payment of membership dues to the Center for New Black Leadership valued at $1,000 ($0.10 per share, based on management’s estimate of the fair market value of the shares at the issuance date).

On July 15, 2002, the Company issued 100,000 shares of its common stock to Matah Holdings, LLC as partial consideration, valued at $10,000 ($0.10 per share, based on management’s estimate of the fair market value of the shares at the issuance date), for entering into a loan and security agreement (See Note 4).

MEGA GROUP INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.    Stockholders’ equity—(Continued)

On September 30, 2002 the Company issued 400,000 shares of its common stock to a nonaffiliated investment bank for financial consulting services valued at $40,000 ($0.10 per share, based on management’s estimate of the fair market value of the shares at the issuance date).

On September 30, 2002, the Company issued 100,000 shares of its common stock to a former executive for past professional services valued at $10,000 ($0.10 per share, based on management’s estimate of the fair market value of the shares at the issuance date).

7.    Stock and put options

In October 2000, the Company granted three stockholders/employees options, exercisable until March 30, 2001, to purchase a total of 660,000 shares of its common stock for $3.00 per share. Because the exercise price under these stock purchase options is higher than the fair market value of a share of common stock at the date of grant, no expense has been recognized. At the same time, the Company granted the same three stockholders put options, exercisable until June 28, 2001, which, contingent on the occurrence of certain events, required the Company to purchase a total of 660,000 of such stockholders’ shares of its common stock for $0.50 per share. These purchase and put options expired unexercised.

In June 2001, the Company granted one of its directors options, exercisable until June 30, 2006 or until 30 days prior to the commencement of any registered public offering of its equity securities, whichever comes first, to purchase a total of 100,000 shares of its common stock for $.50 per share. Because the exercise price under the stock purchase options issued to its director is higher than the fair market value of a share of its common stock at the grant date, no compensation expense was recorded.

In July and August 2001, the Company granted a promissory note holder options to purchase a total of 60,000 shares of its common stock for $.50 per share, of which options to purchase 40,000 and 20,000 shares are exercisable until July 17, 2003 and August 6, 2003, respectively, or until 15 days prior to the effective date of any registration statement covering its equity securities to be publicly offered and sold, whichever comes first. In October 2001, the Company granted a promissory note holder options, exercisable until September 24, 2003 or until 90 days after the closing of any registered public offering of equity securities, whichever comes first, to purchase 120,000 shares of its common stock for $.50 per share. Using the Black-Scholes method, the Company determined that these options had no value. Therefore, no allocation of the notes payable proceeds was made to additional paid-in capital.

The Company determined the fair value of each option granted during the year ended December 31, 2001, using the Black-Scholes option pricing model with the following weighted average assumptions:

Expected life of options	2.9 years
Volatility	0.0%
Risk-free interest rate	5.0%
Divided yield	zero

MEGA GROUP INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.    Stock and put options—(Continued)

A summary of the stock options described in the previous paragraphs follows:

	Number of Option Shares
	$ 3.00 Exercise Price	$ 0.50 Exercise Price	Total
Outstanding at January 1, 2001	660,000	—	660,000
Granted during 2001	—	280,000	280,000
Expired during 2001	(660,000)	—	(660,000)

Outstanding at December 31, 2001	—	280,000	280,000
Granted during 2002	—	—	—
Expired during 2002	—	—	—

Outstanding at December 31, 2002	—	280,000	280,000

None of the options in the table above, however, would generate compensation costs under either APB 25 or SFAS 123.

8.    Legal matters

The Company is one of several defendants in a civil action, for the payment of a promissory note, captioned David G. Becking, et al. v. Mega Group, Inc., et al., which commenced April 29, 1997 in the Supreme Court for the County of Albany, New York. The plaintiffs were the former owners of an insurance agency which the Company purchased on December 30, 1988. The other defendants were guarantors of the promissory note. Several of the defendants asserted claims against third-party defendants who included the Company’s president, director, and principal shareholder, Steven C. Gregory. As of March 15, 2000, the plaintiffs’ claim against the defendants, including principal and interest, totaled $754,758. On that date, the Company settled with the plaintiffs for a payment to them of $92,000 in cash and by delivering to them two promissory notes, each in the amount of $75,000 due and payable in 48 consecutive monthly installments, with interest at the rate of 9% per annum, payable $1,852 commencing April 1, 2000, with the final payment due March 1, 2004. By order dated November 16, 2000, the court obligated the Company to pay defendant Martin J. Keary any portion of a judgment for $146,397 which he must pay to the plaintiffs and to reimburse him for his attorney’s fees in defending the action in an amount which the court will approve. The court dismissed all remaining claims against Mr. Gregory and the Company. The entire $146,397 is included in the current portion of long-term debt on the accompanying December 31, 2002 and 2001 Balance Sheets.

The Company is the plaintiff, counterclaim-defendant, and judgment debtor in a civil action, for money damages and injunctive relief, captioned Mega Group, Inc. v. Robert L. Halton, which commenced in February 2000 and is pending in the Supreme Court for the County of Saratoga, New York. The defendant is one of the Company’s former officers and directors, and a former officer and 49% shareholder of Anthony-Halton Associates, Inc., an insurance agency which the Company purchased beginning in 1985. In connection with the acquisition, the Company entered into an employment agreement with the defendant. That employment terminated in January 2000. By order dated September 29, 2000, the court held that the defendant was entitled to partial summary judgment against the Company for $398,842 in deferred compensation and $42,500 in profit sharing under the employment agreement, and the judgment creditor restrained the Company from making any sale, assignment, transfer, or interference with any property in which we have an interest until the judgment is satisfied or vacated. The court dismissed the defendant’s counterclaim to the extent that it sought a continuation

MEGA GROUP INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.    Legal matters—(Continued)

or reinstatement of his life and medical insurance benefits as an employee. The judgment has been partially satisfied, and the action is continuing as to the remaining claims and counterclaims, which relate to the defendant’s pre-termination compensation and the parties’ respective rights to own, purchase, and sell defendant’s “book of business” upon his termination. The $441,342 partial summary judgment was charged to other selling, general and administrative expenses in 2000. Prior to December 31, 2000, the Company made payments of $14,895 under the partial summary judgment. The remaining obligation as of December 31, 2002 and 2001 of $409,600, is included in accounts payable and accrued expenses on the accompanying Balance Sheets.

The Company is the intervener-petitioner in a civil action for damages and injunctive relief captioned Mega Personal Lines, Inc. v. Robert L. Halton, et al., which commenced June 12, 2001 and is pending in the Supreme Court for the County of Saratoga, New York. The petitioner is the purchaser, effective April 1, 2000, of substantially all of the Company’s remaining assets, and the respondents include the Company’s our judgment creditor, Robert L. Halton, and various third-party garnishees. Mega Personal Lines, Inc. seeks the return and release to it of insurance commissions which, it alleges, were improperly garnished by Mr. Halton in Mega Group, Inc. v. Robert L. Halton. Mr. Halton seeks to invalidate and set aside the transfer of the Company’s assets to Mega Personal Lines, Inc., so that the assets, including the insurance commissions, might be used to satisfy his September 29, 2000 partial summary judgment against the Company. He alleges generally that the transfer of the assets was not supported by fair consideration and was made with actual intent to hinder, delay, or defraud the Company’s creditors. The Company is defending itself against Mr. Halton’s claims. As of December 31, 2002, all pleadings had been served in the litigation, and partial discovery had taken place. Subsequent to December 31, 2001, the Company successfully obtained Court authorization to intervene in the proceeding, as an interested party. Discovery continues to take place, and no trial date has been set.

The Company is one of several defendants in a civil action for equitable relief captioned Halton v. Gregory, et al., which commenced on July 22, 2002, and is pending in the Supreme Court for the County of Saratoga, New York. The plaintiff, Robert L. Halton, is the Company’s judgment creditor, and the defendants also include the Company’s president, Steven C. Gregory. In the action, Mr. Halton seeks to invalidate and set aside the transfer, effective April 1, 2000, of the Company’s remaining assets to Mr. Gregory, as described in Note 1, so that the assets might be used to satisfy Mr. Halton’s September 29, 2000 partial summary judgment against the Company. Mr. Halton also seeks an accounting of the asset transfer. He alleges generally that the transfer of the assets was not for a fair equivalent value and was made with the actual interest to hinder, delay, or defraud our creditors. The Company is defending its position in the action. From December 31, 2001 to the present, the defendants have served their answer, but no discovery has taken place.

The Company is a respondent in a civil action, for confirmation of an arbitration award captioned Herman Adler v. Mega Group, Inc., et al., which commenced on November 15, 1999, in the Supreme Court for the County of Albany New York. The petitioner, now deceased, was the former owner of an insurance agency which we purchased in 1985. He claimed that the Company failed to honor the payment terms of the agency purchase agreement. On December 15, 1999, an arbitrator rendered, and on March 7, 2000 the arbitrator modified, an award in favor of the petitioner and against the Company in the amount of $157,381. On January 8, 2001, the Supreme Court confirmed the arbitration award and entered judgment against the Company for $168,808 including costs and interest. The judgment creditor restrained the Company from making any sale, assignment, transfer, or interference with any property in which the Company has an interest until the judgment is satisfied or vacated. The awarded amount is included in the current portion of long-term debt and related costs and interest are included in accounts payable and accrued expenses on the accompanying December 31, 2002 and 2001 Balance Sheets.

MEGA GROUP INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.    Legal matters—(Continued)

The Company is the defendant in a civil action for money damages, for breach of a computer financing agreement, captioned First State Bank v. Mega Group, Inc., in the Supreme Court for the County of Saratoga, New York. On December 14, 2000, the Supreme Court entered judgment against the Company in the amount of $48,000. The judgment creditor restrained the Company from making any sale, assignment, transfer, or interference with any property in which the Company has an interest until the judgment is satisfied or vacated. The judgment amount is included in the current portion of long-term debt on the accompanying December 31, 2002 and 2001 Balance Sheets.

The Company is a defendant in other pending lawsuits which, in the view of management, are not material to the financial statements.

9.    Concentrations

All 2002 revenue was earned under a consulting agreement with one customer. All of the revenue is included in and represents all of the Company’s accounts receivable at December 31, 2002.

10.    Financial condition

As of December 31, 2002, The Company has a deficiency in stockholders’ equity of approximately $2,415,000 and a working capital deficiency of approximately $2,420,000. In addition, the Company is in default on certain notes payable and other obligations and are involved in significant litigation involving past business dealings. On October 11, 2000, as a condition of its acquisition of SBICOA, its president, Steven Gregory, agreed to indemnify the Company, SBICOA, and its respective directors, shareholders, affiliates, and certain other associated persons (collectively, the Indemnitee Group) and to hold the Indemnitee Group harmless from and against all claims or liabilities relating to its business, including all litigation claims then being asserted against the Company (other than the Adler claim described in Note 8). Mr. Gregory’s agreement is subject to certain conditions, among them that (i) it is effective until not later than October 11, 2004, (ii) it is contingent on the successful completion of a securities offering by the Company, and (iii) his obligation shall be satisfied only by his delivery to the Company of such number of its common shares owned by him, valued for this purpose at $2.50 per share, as shall be equal to the amount of any claim settled or finally determined. Mr. Gregory has granted the Indemnitee Group a security interest in his shares to secure his obligation.

The intent of the Company’s management is to direct it into new business lines providing financial services to currently underserved ethnic minorities through alliances with churches and other organizations serving those groups. The Company intends in the near term to obtain additional equity funding and to obtain additional debt financing to pursue these new lines of business and to provide the funds to satisfy its current obligations. The extent to which the Company can raise additional equity and financing and achieve profitable operations from new business activities will determine if the Company can continue as a going concern.

On May 2, 2002, the Company entered into a non-binding letter of intent with an underwriter to engage in a firm-commitment registered public offering of 1,500,000 units, each unit consisting of one share of its common stock and a warrant to purchase one additional share of its common stock, representing 35% of its equity fully diluted, at an offering price currently estimated at $6.00 per unit. The letter of intent is subject to various conditions and to the execution of formal written underwriting documents.

Management believes it will be successful in obtaining additional equity and debt financing, but no assurances can be given in this regard.

MEGA GROUP INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11.    Net loss per share

The following table sets forth the computation of basic and diluted net loss per share for the years ended December 31, 2002 and 2001:

	2001	2002
Net loss	$554,637	$684,439
Preferred stock dividends	800	800

Net loss—basic	$555,437	$685,239

Weighted average shares—basic	$8,056,912	$8,589,327
Common shares issuable upon exercise of stock options	—	—

Weighted average shares diluted	$8,056,912	$8,589,327

Basic and diluted net loss per share	$(0.07)	$(0.08)

For the years ended December 31, 2002 and 2001, common shares issuable (280,000) upon exercise of stock options were excluded from the dilutive calculation because the effect was anti-dilutive.

12.    Recent accounting pronouncements

Statement of Financial Accounting Standards No. 145, Recession of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections: The portion of this Statement applicable to FASB Statement No. 4, applies to fiscal years beginning after May 15, 2002. The other elements of the Statement became applicable during 2002. The portion of the Statement applicable to Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, has the effect of changing the accounting for gains and losses from debt extinguishments from extraordinary to operating. The Company does not believe that this Statement will have any impact on the financial statements when adopted.

Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities: This Statement nullifies Emerging Issues Task Force Issue No. 94-3, which required the recognition of a liability for an exit cost at the date an entity made a commitment to an exit plan. SFAS No. 146 concludes that mere commitment to a plan, by itself, does not create an obligation to others that meets the definition of a liability. This Statement describes the costs to exit an activity and when a liability for those costs should be recognized. This Statement is applicable to exit or disposal activities initiated after December 31, 2002. The Company does not believe that this Statement will have any impact on the financial statements when adopted.

Statement of Financial Accounting Standards No. 147, Acquisitions of Certain Financial Institutions: This Statement clarifies the accounting for financial institutions as a result of the new standards issued for business combinations. This Standard is not expected to have any effect on accounting practices or financial reporting since the Company’s activities do not involve those of financial institutions.

FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others: This Interpretation supersedes FASB Interpretation No. 34 and requires a guarantor to recognize a liability for a non-contingent guarantee based upon the fair value of the guarantee. The Interpretation requires specific disclosures for guarantees, including product warranties, and indirect guarantees. This Interpretation is applicable to guarantees issued or modified after December 31, 2002. The Company does not believe that this Statement will have any impact on the financial statements when adopted.

MEGA GROUP INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12.    Recent accounting pronouncements—(Continued)

FASB Interpretation No. 46, Consolidation of Variable Interest Entities: This interpretation is not expected to have any effect on the Company’s accounting practices or financial reporting since its activities do not include investments in or transactions with such entities.

MEGA GROUP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(Unaudited)

March 31, 2003
ASSETS

Current assets
Cash	$2,594
Marketable securities	2,792
Accounts receivable	30,000
Loans receivable	20,738
Loan financing costs, net	7,900

Total current assets	64,024

Property and equipment
Office furniture and equipment	25,663

Less: Accumulated depreciation and amortization	(17,299)

Net property and equipment	8,364

Total assets	$72,388

LIABILITIES AND DEFICIENCY IN STOCKHOLDERS’ EQUITY

Current liabilities
Current portion of long-term debt	1,099,149
Accounts payable and accrued expenses	730,915
Accrued wages	512,171
Accrued interest	254,186
Due to stockholders	128,252

Total current liabilities	2,724,673

Commitments and contingencies
Deficiency in stockholders’ equity
Preferred stock, cumulative 8%, $1 par value per share, 400,000 shares authorized, 10,000 shares issued and outstanding 10,000	10,000
Common stock, $0.016 par value per share, 25,000,000 shares authorized, 9,359,303 shares issued and outstanding.	149,749
Additional paid-in capital	3,544,718
Accumulated deficit	(6,357,055)
Accumulated other comprehensive income	303

Total deficiency in stockholders’ equity	(2,652,285)

Total liabilities and deficiency in stockholders’ equity	$72,388

The accompanying Notes to Financial Statements are an integral part of these financial statements

MEGA GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2002	2003
Revenue	$—	$—

Operating expenses
Compensation and benefits	37,500	75,000
Other selling, general and administrative expenses	17,139	82,093
Depreciation and amortization	692	41,979

Total operating expenses	55,331	199,072

Loss from operations	(55,331)	(199,072)

Other income (expense)
Interest income	219	45
Interest expense	(29,662)	(39,908)

Total	(29,443)	(39,863)

Net loss	$(84,774)	$(238,935)

Basic and diluted net loss per common share:

Basic and diluted net loss per common share	$(0.01)	$(0.03)

Basic and diluted weighted average common shares used to compute net loss per common share	8,056,912	9,359,303

The accompanying Notes to Financial Statements are an integral part of these financial statements.

MEGA GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended March 31,
	2002	2003

Net loss	$(84,774)	$(238,935)
Decrease in unrealized loss on marketable securities, net of tax	50	1,767

Other comprehensive income	50	1,767

Comprehensive loss	$(84,724)	$(237,168)

The accompanying Notes to Financial Statements are an integral part of these financial statements.

MEGA GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS  (Unaudited)

	Three Months Ended March 31, 2002	Three Months Ended March 31, 2003
Cash flows from operating activities
Net loss	$(84,774)	$(238,935)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	692	41,979
Interest paid by shareholder on Company’s behalf	—	986
Increase (decrease) in
Bank overdraft	897	—
Accounts payable and accrued expenses	6,586	(1,326)
Accrued wages	37,500	58,437
Accrued interest	23,005	35,504

Net cash used by operating activities	(16,094)	(103,355)

Cash flows from investing activities
Purchase of marketable securities	(323)	—
Purchase of property and equipment	—	(523)
Loans made to affiliates, net	(930)	(834)

Net cash used by investing activities	(1,253)	(1,357)

Cash flows from financing activities
Principal payments on debt	(17,272)	(11,284)
Debt proceeds	6,404	114,559
Advances from stockholder	11,115	—

Net cash provided by financing activities	247	103,275

Net decrease in cash	(17,100)	(1,437)
Cash—beginning of period	17,100	4,031

Cash—end of period	$—	$2,594

Supplemental cash flow information
Actual cash payments for:
Interest	$6,657	$986

Noncash investing and financing activities
Payment made by shareholder on notes payable on behalf of the Company	$—	$10,300

Loan financing costs accrued not yet paid	$—	$47,500

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

MEGA GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Nature of Business

The consolidated financial statements include the accounts Business of the Mega Group, Inc., a New York corporation and its wholly owned subsidiary, Small Business Investment Corporation of America, Inc. (SBICOA), an Oregon corporation (collectively, the Company). All significant inter-company transactions and accounts have been eliminated in the consolidated financial statements. The Company’s current business plan is to provide diversified financial services to ethnic communities and faith-based entities in the United States and to operate as a specialized financial institution providing loans and investments for businesses in low and moderate income communities.

2.    Interim Financial Presentation

The consolidated financial statements have been prepared by the Company without audit and are subject to year-end adjustment. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. These consolidated interim statements should be read in conjunction with the most recent audited consolidated financial statements filed by the Company on Form 10-KSB with the Securities and Exchange Commission. The consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) which, in the opinion of management are necessary to present fairly the Company’s financial position, results of operations and cash flows.

Results of operations for the three months ended March 31, 2003 are not necessarily indicative of results to be achieved for the full fiscal year.

3.    Notes Payable

In April 2003, the Company obtained an additional loan from Matah for $60,000 and the due date on all of the existing loans was extended until July 15, 2003.

These loans are subject to the same terms and conditions as the original Loan and Security Agreement dated July 15, 2002, as amended, as disclosed in the Company’s 2002 annual financial statements.

4.    Financial Condition

As of March 31, 2003, the Company has a deficiency in stockholders’ equity of approximately $2,652,000 and a working capital deficiency of approximately $2,661,000. In addition, the Company is in default on certain notes payable and other obligations and is involved in significant litigation involving past business dealings. On October 11, 2000, as a condition of its acquisition of SBICOA, its president, Steven Gregory, agreed to indemnify the Company, SBICOA, and its respective directors, shareholders, affiliates, and certain other associated persons (collectively, the Indemnitee Group) and to hold the Indemnitee Group harmless from and against all claims or liabilities relating to its business, including all litigation claims then being asserted against the Company (other than the Adler claim). Mr. Gregory’s agreement is subject to certain conditions, among them that (i) it is effective until not later than October 11, 2004, (ii) it is contingent on the successful completion of a securities offering by the Company, and (iii) his obligation shall be satisfied only by his delivery to the Company of such number of the Company’s common shares owned by him, valued for this purpose at $2.50 per share, as shall be equal to the amount of any claim settled or finally determined. Mr. Gregory has granted the Indemnitee Group a security interest in his shares to secure his obligation.

MEGA GROUP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.    Financial Condition—(Continued)

The intent of the Company’s management is to direct it into new business lines providing financial services to currently underserved ethnic minorities through alliances with churches and other organizations serving those groups. The Company intends in the near term to obtain additional equity funding and to obtain additional debt financing to pursue these new lines of business and to provide the funds to satisfy its current obligations. The extent to which the Company can raise additional equity and financing and achieve profitable operations from new business activities will determine if the Company can continue as a going concern.

On May 2, 2002, the Company entered into a non-binding letter of intent with an underwriter to engage in a firm-commitment registered public offering of 1,500,000 units, each unit consisting of one share of its common stock and a warrant to purchase one additional share of its common stock, representing 35% of its equity fully diluted, at an offering price currently estimated at $6.00 per unit. The letter of intent is subject to various conditions and to the execution of formal written underwriting documents

Management believes it will be successful in obtaining additional equity and debt financing, but no assurances can be given in this regard.

5.    Related Party Transactions

Due to stockholder: The Company owes its president $128,252 Transactions at March 31, 2003. The obligation is the result of payments made by the president on the Company’s behalf. Such payments covered certain debt requirements as well as operating expenses.

6.    Stock Options

In accounting for stock options to employees, the Company follows the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, as opposed to the fair value method prescribed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123:

	Three Months Ended March 31,
	2002	2003
Net loss, as reported	$(84,774)	$(238,935)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	—	—

Pro-forma net loss	$(84,774)	$(238,935)

Earnings per share:
Basic and dilutive—as reported	$(0.01)	$(0.03)

Basic and dilutive—pro forma	$(0.01)	$(0.03)

This disclosure is in accordance with Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure.

[Inside Back Cover]

1,500,000 Units

MEGA GROUP, INC.

PROSPECTUS

                        , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers

Under the Business Corporation Law, the By-laws of Mega Group, Inc. provide indemnification of directors and officers and other corporate agents to the fullest extent permitted under the laws of New York. The By-laws also limit the personal liability of the corporation’s directors to the fullest extent permitted by the New York Business Corporation Law which contains provisions entitling our directors and officers to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the corporation, provided said officers or directors acted in good faith. Because indemnification or liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons by these, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

Item 25.    Other Expenses of Issuance and Distribution

We estimate that the expenses, other than underwriting discounts and commissions, which we will pay in connection with the issuance and distribution of the registered securities are as follows:

Amount
Securities and Exchange Commission Registration Fee	$
NASD Filing Fee	$
Nasdaq Small Cap Listing Fee	$
Accounting Fees and Expenses	$
Blue Sky Fees and Expenses	$
Legal Fees and Expenses	$
Transfer Agent and Registrar Fees and Expenses	$
Printing and Engraving Expenses	$
Trustee’s fees	$
Miscellaneous Fees and Expenses	$

Total	$

Item 26.    Recent Sales of Unregistered Securities

Effective October 11, 2000, we issued 9,966,396 shares of our common stock to six persons for securities, debt settlements, and services, as follows:

•

9,306,396 shares equally to the three directors, officers, and shareholders of SBICOA, John H. Brown, Joyce L. Brown, and Vern S. Morris, in exchange for all of the 6,000 issued and outstanding shares of SBICOA common stock; of which, 2,603,132 shares issued to Vern S. Morris were cancelled to treasury stock for non performance of a services contract and non-payment. These unregistered securities issued by us prior to this offering are deemed restricted securities within the meaning of that term as defined in Rule 144 of the Securities Act and have been issued pursuant to certain private placement exemptions under Section 4(2) and Regulation D of the Securities Act, as promulgated by the Commission, such that the sales of the securities were to sophisticated or accredited investors, as that latter term is defined in Rule 215 and Rule 501 of Regulation D of the Securities Act, and were transactions by an issuer not involving any public offering. Such sophisticated or accredited investors had access to information necessary to make an informed investment decision.

•	500,000 shares to our president, director, and principal shareholder, Steven C. Gregory, for services worth $20,000 ($.04 per share). These unregistered securities issued by us prior to this offering are deemed restricted securities within the meaning of that term as defined in Rule 144 of the Securities Act and have been issued pursuant to certain private placement exemptions under Section 4(2) and Regulation D of the Securities Act, as promulgated by the Commission, such that the sales of the securities was to a sophisticated or accredited investor, as that latter term is defined in Rule 215 and Rule 501 of Regulation D of the Securities Act, and was a transaction by an issuer not involving any public offering. The sophisticated or accredited investor had access to information necessary to make an informed investment decision.

•	60,000 shares to our former chief financial officer, Nelson Beebe, for services worth $2,400 ($.04 per share). These unregistered securities issued by us prior to this offering are deemed restricted securities within the meaning of that term as defined in Rule 144 of the Securities Act and have been issued pursuant to certain private placement exemptions under Section 4(2) and Regulation D of the Securities Act, as promulgated by the Commission, such that the sales of the securities was to a sophisticated or accredited investor, as that latter term is defined in Rule 215 and Rule 501 of Regulation D of the Securities Act, and was a transaction by an issuer not involving any public offering. The sophisticated or accredited investor had access to information necessary to make an informed investment decision.

•	100,000 shares to a nonaffiliated party, Don Exum, in settlement of a $50,000 debt and $4,542 of accrued interest then owing to him by SBICOA ($.55 per share). These unregistered securities issued by us prior to this offering are deemed restricted securities within the meaning of that term as defined in Rule 144 of the Securities Act and have been issued pursuant to certain private placement exemptions under Section 4(2) and Regulation D of the Securities Act, as promulgated by the Commission, such that the sales of the securities was to a sophisticated or accredited investor, as that latter term is defined in Rule 215 and Rule 501 of Regulation D of the Securities Act, and was a transaction by an issuer not involving any public offering. The sophisticated or accredited investor had access to information necessary to make an informed investment decision. These unregistered securities issued by us prior to this offering are deemed restricted securities within the meaning of that term as defined in Rule 144 of the Securities Act and have been issued pursuant to certain private placement exemptions under Section 4(2) and Regulation D of the Securities Act, as promulgated by the Commission, such that the sales of the securities was to a sophisticated or accredited investor, as that latter term is defined in Rule 215 and Rule 501 of Regulation D of the Securities Act, and was a transaction by an issuer not involving any public offering. The sophisticated or accredited investor had access to information necessary to make an informed investment decision.

On June 8, 2001, we granted an option, to our former director, Anthony W. Robinson, for the purchase of 100,000 shares of our common stock. The option is exercisable, at $.50 per share, until June 30, 2006 or until 30 days prior to the commencement of any registered public offering of our equity securities, whichever comes first. On July 17, 2001 and August 6, 2001, we granted options, to a nonaffiliated service provider, for the purchase of a total of 60,000 shares of our common stock. The options are exercisable, at $.50 per share, until July 17, 2003 (as to 40,000 shares) and August 6, 2003 (as to 20,000 shares) or until 15 days prior to the effective date of any registration statement covering our equity securities to be publicly offered and sold, whichever comes first. On September 24, 2001, we granted an option, to a nonaffiliated lender, for the purchase of 120,000 shares of our common stock. The option is exercisable, at $.50 per share, until September 24, 2003 or until 90 days after the closing of any registered public offering of our equity securities, whichever comes first.

Effective May 2, 2002, we authorized the issuance of 400,000 shares of our common stock to Pryor, Counts & Co., Inc., a nonaffiliated investment bank, for financial consulting services valued at $40,000 ($.10 per share). These unregistered securities issued by us prior to this offering are deemed restricted securities within the meaning of that term as defined in Rule 144 of the Securities Act and have been issued pursuant to certain private placement exemptions under Section 4(2) and Regulation D of the Securities Act, as promulgated by the

Commission, such that the sales of the securities was to a sophisticated or accredited investor, as that latter term is defined in Rule 215 and Rule 501 of Regulation D of the Securities Act, and was a transaction by an issuer not involving any public offering. The sophisticated or accredited investor had access to information necessary to make an informed investment decision. In connection with this transaction, a Form D was filed with the Commission on November 14, 2002.

On May 7, 2002, the Company issued 692,391 shares of its common stock to its Chief Executive Officer for payment of previously accrued and unpaid wages valued at $41,543 ($0.06 per share based on the trading price of the Company’s shares on the issuance date). These unregistered securities issued by us prior to this offering are deemed restricted securities within the meaning of that term as defined in Rule 144 of the Securities Act and have been issued pursuant to certain private placement exemptions under Section 4(2) and Regulation D of the Securities Act, as promulgated by the Commission, such that the sales of the securities was to a sophisticated or accredited investor, as that latter term is defined in Rule 215 and Rule 501 of Regulation D of the Securities Act, and was a transaction by an issuer not involving any public offering. The sophisticated or accredited investor had access to information necessary to make an informed investment decision.

On June 30, 2002, the Company issued 10,000 shares of its common stock for payment of membership dues to the Center for New Black Leadership valued at $1,000 ($0.10 per share, based on management’s estimate of the fair market value of the shares at the issuance date). These unregistered securities issued by us prior to this offering are deemed restricted securities within the meaning of that term as defined in Rule 144 of the Securities Act and have been issued pursuant to certain private placement exemptions under Section 4(2) and Regulation D of the Securities Act, as promulgated by the Commission, such that the sales of the securities was to a sophisticated or accredited investor, as that latter term is defined in Rule 215 and Rule 501 of Regulation D of the Securities Act, and was a transaction by an issuer not involving any public offering. The sophisticated or accredited investor had access to information necessary to make an informed investment decision.

On July 15, 2002, the Company issued 100,000 shares of its common stock to Matah Holdings, LLC as partial consideration, valued at $10,000 ($0.10 per share, based on management’s estimate of the fair market value of the shares at the issuance date), for entering into a loan and security agreement. These unregistered securities issued by us prior to this offering are deemed restricted securities within the meaning of that term as defined in Rule 144 of the Securities Act and have been issued pursuant to certain private placement exemptions under Section 4(2) and Regulation D of the Securities Act, as promulgated by the Commission, such that the sales of the securities was to a sophisticated or accredited investor, as that latter term is defined in Rule 215 and Rule 501 of Regulation D of the Securities Act, and was a transaction by an issuer not involving any public offering. The sophisticated or accredited investor had access to information necessary to make an informed investment decision.

On September 30, 2002, the Company issued 400,000 shares of its common stock to a nonaffiliated investment bank for financial consulting services valued at $40,000 ($0.10 per share, based on management’s estimate of the fair market value of the shares at the issuance date). These unregistered securities issued by us prior to this offering are deemed restricted securities within the meaning of that term as defined in Rule 144 of the Securities Act and have been issued pursuant to certain private placement exemptions under Section 4(2) and Regulation D of the Securities Act, as promulgated by the Commission, such that the sales of the securities was to a sophisticated or accredited investor, as that latter term is defined in Rule 215 and Rule 501 of Regulation D of the Securities Act, and was a transaction by an issuer not involving any public offering. The sophisticated or accredited investor had access to information necessary to make an informed investment decision.

On September 30, 2002, the Company issued 100,000 shares of its common stock to a former executive for past professional services valued at $10,000 ($0.10 per share, based on management’s estimate of the fair market value of the shares at the issuance date). These unregistered securities issued by us prior to this offering are deemed restricted securities within the meaning of that term as defined in Rule 144 of the Securities Act and have been issued pursuant to certain private placement exemptions under Section 4(2) and Regulation D of the Securities Act, as promulgated by the Commission, such that the sales of the securities was to a sophisticated or accredited investor, as that latter term is defined in Rule 215 and Rule 501 of Regulation D of the Securities Act,

and was a transaction by an issuer not involving any public offering. The sophisticated or accredited investor had access to information necessary to make an informed investment decision.

In October 2000, the Company granted three stockholders/employees options, exercisable until March 30, 2001, to purchase a total of 660,000 shares of its common stock for $3.00 per share. Because the exercise price under these stock purchase options is higher than the fair market value of a share of common stock at the date of grant, no expense has been recognized. At the same time, the Company granted the same three stockholders put options, exercisable until June 28, 2001, which, contingent on the occurrence of certain events, required the Company to purchase a total of 660,000 of such stockholders’ shares of its common stock for $0.50 per share. These purchase and put options expired unexercised.

In June 2001, the Company granted one of its directors options, exercisable until June 30, 2006 or until 30 days prior to the commencement of any registered public offering of its equity securities, whichever comes first, to purchase a total of 100,000 shares of its common stock for $.50 per share.

In July and August 2001, the Company granted a promissory note holder options to purchase a total of 60,000 shares of its common stock for $.50 per share, of which options to purchase 40,000 and 20,000 shares are exercisable until July 17, 2003 and August 6, 2003, respectively, or until 15 days prior to the effective date of any registration statement covering its equity securities to be publicly offered and sold, whichever comes first. In October 2001, the Company granted a promissory note holder options, exercisable until September 24, 2003 or until 90 days after the closing of any registered public offering of equity securities, whichever comes first, to purchase 120,000 shares of its common stock for $.50 per share.

We issued or granted all of these securities, without registration under the Securities Act of 1933, in non-underwritten, non-public transactions. In each case, we relied on the exemptions from registration in Section 4(2) or 4(6) of the Securities Act, and Rule 506 thereunder, for offers and sales to accredited and other sophisticated investors. On October 11, 2000, SBICOA was our principal shareholder. Three of the purchasers on that date were officers and directors of SBICOA, and two others were our executive officers. The optionees, who consisted of our director, a service provider, and a lender, paid no separate consideration for their options. Mr. Gant was an officer of SBICOA. Matah Holdings, L.L.C. is engaged in business as a lender, and Pryor, Counts & Co., Inc. is an investment bank and registered broker-dealer. The persons acquiring our securities executed written representations consistent with status as an accredited or other sophisticated investor.

All of the aforesaid securities have been appropriately marked with a restricted legend and are “restricted securities,” as defined in Rule 144 of the rules and regulations of the Commission, unless otherwise registered. All of the aforesaid securities were issued for investment purposes only and not with a view to redistribution, absent registration. All of the aforesaid persons have been fully informed and advised concerning the us, our business, financial and other matters. Transactions by us involving the sales of these securities set forth above were issued pursuant to the “private placement” exemptions under the Securities Act, as amended, as transactions by an issuer not involving any public offering. We have been informed that each person is able to bear the economic risk of his investment and is aware that the securities were not registered under the Securities Act, and cannot be re-offered or re-sold until they have been so registered or until the availability of an exemption therefrom. Our transfer agent and registrar has been instructed to mark “stop transfer” on its ledgers to assure that these securities will not be transferred, absent registration, or until the availability of an exemption therefrom is determined.

Item 27.    Exhibits and Financial Statement Schedules

(a)	Exhibits

The following exhibits are filed as part of this registration statement or incorporated by reference:

Exhibit Number		Description
1.1		Form of Underwriting Agreement between the Registrant and the Representative (Form of Lock-up Agreement included)(*)

2.1		Agreement and Plan of Exchange between Mega Group, Inc. and Small Business Investment Corporation of America, Inc., dated July 13, 2000(1)

2.2		Agreement of Partner Company Financing and Consulting Agreement between Peoples Health Associates, Inc., Mega Group, Inc. and Small Business Investment Corporation of America, Inc. dated December 12, 2002(*)

3.1		Certificate of Incorporation of Mega Group, Inc., as amended(1)

3.2		Bylaws of Mega Group, Inc., as amended(1)

4.1		Promissory Note, in the Original Unpaid Principal Amount of $100,000, of Small Business Investment Corporation of America, Inc., Maker, to Joyce L. Brown, Payee, dated August 27, 1999(2)

4.2		Promissory Note, in the Original Unpaid Principal Amount of $15,000, of Small Business Investment Corporation of America, Inc., Maker, to Joyce L. Brown, Payee, dated February 26, 2000(2)

4.3		Promissory Note, in the Original Unpaid Principal Amount of $40,000, of Small Business Investment Corporation of America, Inc., Maker, to Steven C. Gregory, Payee, dated March 15, 2000(2)

4.4		Promissory Note, in the Original Unpaid Principal Amount of $100,000, of Small Business Investment Corporation of America, Inc., Maker, to Kathleen Roberts, Payee, dated October 17, 2000(2)

4.5		Promissory Note and Option Contract, in the Original Unpaid Principal Amount of $60,000, of Small Business Investment Corporation of America, Inc., Maker, to Sandra Holly, Payee, dated September 24, 2001(2)

4.6		Promissory Note, in the Original Unpaid Principal Amount of $150,000, of Mega Group, Inc. and Small Business Investment Corporation of America, Inc., Makers, to Matah Holdings, L.L.C., Payee, dated July 15, 2002(2)

4.7		Promissory Note, in the Original Unpaid Principal Amount of $150,000, of Mega Group, Inc. and Small Business Investment Corporation of America, Inc., Makers, to Matah Holdings, L.L.C., Payee, dated July 29, 2002(2)

4.7	(1)	Promissory Note, in the Original Unpaid Principal Amount of $100,000, of Mega Group, Inc. and Small Business Investment Corporation of America, Inc., Makers, to Matah Holdings, L.L.C., Payee, dated January 15, 2003.(*)

4.7	(2)	Promissory Note, in the Original Unpaid Principal Amount of $60,000, of Mega Group, Inc. and Small Business Investment Corporation of America, Inc., Makers, to Matah Holdings, L.L.C., Payee, dated April 15, 2003(3)

4.8		Promissory Note, in the Original Unpaid Principal Amount of $75,000, of Mega Group, Inc., Maker, to David G. Becking, Payee, dated February 14, 2000(2)

4.9		Promissory Note, in the Original Unpaid Principal Amount of $75,000, of Mega Group, Inc., Maker, to Barton G. Smith, Payee, dated February 14, 2000(2)

Exhibit Number	Description
4.10	Form of Common Stock Certificate(*)

4.11	Warrant Agreement Among the Registrant, the Representative, and the Warrant Agent(*)

4.12	Form of Redeemable Common Stock Purchase Warrant(*)

5.1	Opinion and Consent of Guydon Clarke & Associates, L.L.P.(*)

10.1	Asset Purchase Agreement between Mega Group, Inc. and Global Underwriters Agency, Inc., dated April 27, 1999(1)

10.2	Asset Purchase Agreement between Mega Group, Inc. and Mega Personal Lines, Inc., dated April 1, 2000(1)

10.3	Stock Purchase and Repurchase Agreement between Mega Group, Inc. and Steven C. Gregory, dated October 11, 2000(1)

10.4	Stock Purchase and Repurchase Agreement between Mega Group, Inc. and Nelson H. Beebe, dated October 11, 2000(1)

10.5	Stock Purchase and Repurchase Agreement between Mega Group, Inc. and Don Exum, dated October 11, 2000(1)

10.6	Agreement of Indemnity between Steven C. Gregory and Mega Group, Inc., dated October 11, 2000(1)

10.7	Termination of Employment Agreement between Mega Group, Inc. and Steven C. Gregory, dated October 11, 2000(1)

10.8	Memorandum of Understanding Between Mega Group, Inc. and Robert L. Halton, dated as of January 1, 1987(1)

10.9	Restricted Stock Purchase Agreement between Small Business Investment Corporation of America, Inc. and Vern S. Morris, dated as of March 1, 2000(1)

10.10	Stock Option Agreement between Mega Group, Inc. and Anthony W. Robinson, dated as of June 8, 2001(2)

10.11	Loan and Security Agreement between Mega Group, Inc. and Small Business Investment Corporation of America, Inc., Borrower, and Matah Holdings, L.L.C., Lender, dated July 15, 2002(2)

10.12	Lease Agreement between Small Business Investment Corporation of America, Inc. and Rhode Island & M Associates

21.1	Identification of Subsidiary of Mega Group, Inc.(1)

23.1	Consent of Aronson & Company

23.2	Consent of Guydon Clarke & Associates, L.L.P. (Included in Exhibit 5.1)(*)

24.1	Power of Attorney (included on Signature Page)(*)

99.1	Certificate of Chief Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

99.2	Certificate of Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

(*)	Previously filed.
(1)	Incorporated by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2000.
(2)	Incorporated by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2001.
(3)	Incorporated by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2002.

(b)	Financial Statement Schedules

Schedule II—Valuation and Qualifying Accounts

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 28.    Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by such registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on the 2nd day of July, 2003.

MEGA GROUP, INC.

By:	/s/ JOHN H. BROWN
John H. Brown
Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: July 2, 2003	By:	/s/ JOHN H. BROWN
John H.Brown, Principal Executive Officer and Chairman of the Board of Directors

Date: July 2, 2003	By:	/s/ MERRITT C. BROWN
Merritt C. Brown, Principal Financial and Accounting Officer and Director

Date: July 2, 2003	By:	/s/ STEVEN C. GREGORY
Steven C. Gregory, Director

Date: July 2, 2003	By:	/s/ JOYCE L. BROWN
Joyce L. Brown, Director

Date: July 2, 2003	By:	/s/ VERN S. MORRIS
Vern S. Morris, Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John H. Brown and Joyce L. Brown, and each of them acting individually, as his/her attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JULY 2, 2003.

Signature	Title

/s/ JOHN H. BROWN John H. Brown	Chairman of the Board, Director and Chief Executive Officer (Principal Executive Officer)

/s/ STEVEN C. GREGORY	President and Director
Steven C. Gregory

/s/ MERRITT C. BROWN Merritt C. Brown	Vice President, Chief Financial Officer and Director

/s/ JOYCE L. BROWN Joyce L. Brown	Senior Vice President, Secretary,Treasurer and Director

/s/ VERN S. MORRIS	Director
Vern S. Morris

Exhibits and Index of Exhibits

Exhibit Number		Description

1.1		Form of Underwriting Agreement between the Registrant and the Representative (Form of Lock-up Agreement included)(*)

2.1		Agreement and Plan of Exchange between Mega Group, Inc. and Small Business Investment Corporation of America, Inc., dated July 13, 2000(1)

2.2		Agreement of Partner Company Financing and Consulting Agreement between Peoples Health Associates, Inc., Mega Group, Inc. and Small Business Investment Corporation of America, Inc. dated December 12, 2002(*)

3.1		Certificate of Incorporation of Mega Group, Inc., as amended(1)

3.2		Bylaws of Mega Group, Inc., as amended(1)

4.1		Promissory Note, in the Original Unpaid Principal Amount of $100,000, of Small Business Investment Corporation of America, Inc., Maker, to Joyce L. Brown, Payee, dated August 27, 1999(2)

4.2		Promissory Note, in the Original Unpaid Principal Amount of $15,000, of Small Business Investment Corporation of America, Inc., Maker, to Joyce L. Brown, Payee, dated February 26, 2000(2)

4.3		Promissory Note, in the Original Unpaid Principal Amount of $40,000, of Small Business Investment Corporation of America, Inc., Maker, to Steven C. Gregory, Payee, dated March 15, 2000(2)

4.4		Promissory Note, in the Original Unpaid Principal Amount of $100,000, of Small Business Investment Corporation of America, Inc., Maker, to Kathleen Roberts, Payee, dated October 17, 2000(2)

4.5		Promissory Note and Option Contract, in the Original Unpaid Principal Amount of $60,000, of Small Business Investment Corporation of America, Inc., Maker, to Sandra Holly, Payee, dated September 24, 2001(2)

4.6		Promissory Note, in the Original Unpaid Principal Amount of $150,000, of Mega Group, Inc. and Small Business Investment Corporation of America, Inc., Makers, to Matah Holdings, L.L.C., Payee, dated July 15, 2002(2)

4.7		Promissory Note, in the Original Unpaid Principal Amount of $150,000, of Mega Group, Inc. and Small Business Investment Corporation of America, Inc., Makers, to Matah Holdings, L.L.C., Payee, dated July 29, 2002(2)

4.7	(1)	Promissory Note, in the Original Unpaid Principal Amount of $100,000, of Mega Group, Inc. and Small Business Investment Corporation of America, Inc., Makers, to Matah Holdings, L.L.C., Payee, dated January 15, 2003.(*)

4.7	(2)	Promissory Note, in the Original Unpaid Principal Amount of $60,000, of Mega Group, Inc. and Small Business Investment Corporation of America, Inc., Makers, to Matah Holdings, L.L.C., Payee, dated April 15, 2003(3)

4.8		Promissory Note, in the Original Unpaid Principal Amount of $75,000, of Mega Group, Inc., Maker, to David G. Becking, Payee, dated February 14, 2000(2)

4.9		Promissory Note, in the Original Unpaid Principal Amount of $75,000, of Mega Group, Inc., Maker, to Barton G. Smith, Payee, dated February 14, 2000(2)

(*)	Previously filed.
(1)	Incorporated by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2000.
(2)	Incorporated by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2001.
(3)	Incorporated by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2002.

Exhibit Number	Description

4.10	Form of Common Stock Certificate(*)

4.11	Warrant Agreement Among the Registrant, the Representative, and the Warrant Agent(*)

4.12	Form of Redeemable Common Stock Purchase Warrant(*)

5.1	Opinion and Consent of Guydon Clarke & Associates, L.L.P.(*)

10.1	Asset Purchase Agreement between Mega Group, Inc. and Global Underwriters Agency, Inc., dated April 27, 1999(1)

10.2	Asset Purchase Agreement between Mega Group, Inc. and Mega Personal Lines, Inc., dated April 1, 2000(1)

10.3	Stock Purchase and Repurchase Agreement between Mega Group, Inc. and Steven C. Gregory, dated October 11, 2000(1)

10.4	Stock Purchase and Repurchase Agreement between Mega Group, Inc. and Nelson H. Beebe, dated October 11, 2000(1)

10.5	Stock Purchase and Repurchase Agreement between Mega Group, Inc. and Don Exum, dated October 11, 2000(1)

10.6	Agreement of Indemnity between Steven C. Gregory and Mega Group, Inc., dated October 11, 2000(1)

10.7	Termination of Employment Agreement between Mega Group, Inc. and Steven C. Gregory, dated October 11, 2000(1)

10.8	Memorandum of Understanding Between Mega Group, Inc. and Robert L. Halton, dated as of January 1, 1987(1)

10.9	Restricted Stock Purchase Agreement between Small Business Investment Corporation of America, Inc. and Vern S. Morris, dated as of March 1, 2000(1)

10.10	Stock Option Agreement between Mega Group, Inc. and Anthony W. Robinson, dated as of June 8, 2001(2)

10.11	Loan and Security Agreement between Mega Group, Inc. and Small Business Investment Corporation of America, Inc., Borrower, and Matah Holdings, L.L.C., Lender, dated July 15, 2002(2)

10.12	Lease Agreement between Small Business Investment Corporation of America, Inc. and Rhode Island & M Associates

21.1	Identification of Subsidiary of Mega Group, Inc.(1)

23.1	Consent of Aronson & Company

23.2	Consent of Guydon Clarke & Associates, L.L.P. (Included in Exhibit 5.1)(*)

24.1	Power of Attorney (included on Signature Page)(*)

99.1	Certificate of Chief Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

99.2	Certificate of Chief Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.